As filed with the Securities and Exchange Commission on November 29, 2022.

Registration No. 333-235707

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-11

FOR REGISTRATION

UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

GENERATION INCOME PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Governing Instruments)

401 East Jackson Street, Suite 3300

Tampa, Florida 33602

813-448-1234

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

David Sobelman

President and Chief Executive Officer 401 East Jackson Street, Suite 3300

Tampa, Florida 33602

813-448-1234

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Curt Creely, Esq.

John Wolfel, Esq.

FOLEY & LARDNER LLP

100 North Tampa Street, Suite 2700

Tampa, FL 33602

Tel: (813) 229-2300

Fax: (813) 221-4210

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 relates to the Registration Statement on Form S-11 (File No. 333-235707) of Generation Income Properties, Inc. (the “Registrant”) originally declared effective by the Securities and Exchange Commission (the “SEC”) on September 2, 2021 (the “Initial Registration Statement”).

The Registrant is filing this Post-Effective Amendment No. 2 pursuant to the undertakings in the Initial Registration Statement to update and supplement the information contained in the Initial Registration Statement to, among other things, include (by incorporation by reference) the Registrant’s consolidated financial statements and the notes thereto for the fiscal year ended December 31, 2021, which were filed with the Registrant’s Annual Report on Form 10-K that was filed with the SEC on March 18, 2022.

The Initial Registration Statement, as amended by this Post-Effective Amendment No. 2, relates solely to the registration of an aggregate of 904,590 shares of our common stock, par value $0.01 per share, of the Registrant underlying warrants previously issued and sold by the Company that remain outstanding and unexercised. The Registrant’s issuance and sale of these warrants was also registered under the Initial Registration Statement. No additional securities are being registered pursuant to this Post-Effective Amendment No. 2. All applicable registration fees were paid in connection with the initial filing of the Initial Registration Statement.

This filing constitutes a post-effective amendment to the Initial Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell these shares of common stock until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these shares of common stock and it is not soliciting an offer to buy these shares of common stock in any jurisdiction where the offer or sale thereof is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 29, 2022

PRELIMINARY PROSPECTUS

GENERATION INCOME PROPERTIES, INC.

904,590 SHARES OF COMMON STOCK UNDERLYING PREVIOUSLY ISSUED WARRANTS

We are an internally managed Maryland corporation focused on acquiring and investing primarily in freestanding, single-tenant commercial properties net leased to investment grade tenants. We have elected to be taxed as a real estate investment trust (“REIT”) for federal income tax purposes commencing with our taxable year ended December 31, 2021.

This prospectus relates to the offer and sale by us of 904,590 shares (the “Warrant Shares”) of our common stock issuable upon the exercise of 904,590 remaining unexercised outstanding warrants (the “Warrants”) that we issued and sold in September 2021 in our initial public offering of 1,665,000 units, each unit consisting of one share of common stock and one warrant to purchase one share of common stock. The Warrants have an exercise price of $10.00 per share. Each Warrant is exercisable in full and expires five years from the date of issuance.

Our common stock is currently listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “GIPR”. The closing price of our common stock on Nasdaq on November 15, 2022 was $5.07 per share.

Investing in our securities involves risks. You should carefully read and consider the “Risk Factors” beginning on page 11 of this prospectus and the documents that are incorporated by reference into this prospectus including our Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of certain risk factors you should consider before investing.

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act and are subject to reduced public company reporting requirements. See “Jumpstart Our Business Startups Act” contained herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, determined if this prospectus is truthful or complete or passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.

No underwriter or other person has been engaged by us to facilitate the sale of the Warrant Shares in this offering. We will receive all of the proceeds from any cash exercise of the Warrants. All costs associated with this registration were borne by us. See “Plan of Distribution” beginning on page 49 of this prospectus for more information on this offering.

The date of this prospectus is November 29, 2022.

i

ABOUT THIS PROSPECTUS

In this prospectus, references to the “Company,” “we,” “us,” “our” or similar terms refer to Generation Income Properties, Inc., a Maryland corporation, together with its consolidated subsidiaries, including Generation Income Properties, L.P., a Delaware limited partnership, which we refer to as our operating partnership (the “Operating Partnership”). As used in this prospectus, an affiliate, or person affiliated with a specified person, is a person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we, nor anyone working on our behalf, are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

MARKET DATA

We use market data and industry forecasts and projections throughout this prospectus. We have obtained substantially all of this information from independent industry sources and publications as well as from research sources prepared by third party industry sources. Any forecasts are based on data (including third party data), models and experience of various professionals, and are based on various assumptions, all of which are subject to change without notice. In addition, we have obtained certain market and industry data from publicly available industry publications. We believe that the surveys and market research others have performed are reliable, but we have not independently verified this information.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this prospectus and the documents incorporated by reference into this prospectus that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “continue,” “could,” “might,” “potential,” “predict,” “should,” “will,” “would,” and similar expressions or statements regarding future periods or the negative of these terms are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this prospectus and documents incorporated by reference into this prospectus.

The forward-looking statements included in this prospectus and documents incorporated by reference into this prospectus are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements.

Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash available for distribution, cash flows, liquidity and prospects include, but are not limited to, the factors referenced under the caption “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2021, which is incorporated by reference herein.

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward- looking statements included or incorporated by reference in this prospectus. All forward-looking statements are made as of the date of this prospectus and the risk that actual results will differ materially from the expectations expressed in this prospectus will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this prospectus, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this prospectus, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this prospectus will be achieved.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus and the documents incorporated by reference herein, including “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2021, before making a decision to invest in our common stock. You should also read the financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Reports on Form 10-Q for subsequent quarters, which are incorporated by reference into this prospectus.

Our Company

We are an internally managed real estate investment company focused on acquiring and managing income-producing retail, office and industrial properties net leased to high quality tenants in major markets throughout the United States. With interest rates continuing to rise, we believe our focus on owning properties leased to investment grade or creditworthy tenants with short term leases provide attractive risk adjusted returns through current yields, long term appreciation and tenant renewals, with 92% of annualized base rent having fixed or consumer price index-based rent increases during the primary lease term as well as within the tenants’ renewal options as of September 30, 2022. This allows us to recognize rental rate increases more quickly than leases with 10 plus years remaining. As of September 30, 2022, approximately 85% of our portfolio’s annualized base rent was received from tenants that have (or whose parent company has) an investment grade credit rating of “BBB-” or higher and 100% of our base rent was paid on a timely basis.

We believe that single-tenant commercial properties, as compared with shopping centers, malls, and other traditional multi-tenant properties, offer a distinct investment advantage since single-tenant properties generally require less management and operating capital and have less recurring tenant turnover than do multi-tenant properties.

Given the stability and predictability of the cash flows, many net leased properties are held in family trusts, providing us an opportunity to acquire these properties for tax deferred units while giving the owners potential liquidity through the conversion of the units for freely tradable shares of stock.

We intend to use substantially all of the net proceeds from this offering to operate our existing portfolio of commercial real estate properties and acquire additional freestanding, single-tenant commercial properties. We intend to continue to make regular cash distributions to our stockholders out of our cash available for distribution, typically on a monthly basis. Generally, our policy is to pay distributions from cash flow from operations. However, our distributions have been, and may in the future be, paid from sources other than cash flows from operations, such as from the proceeds of this offering, borrowings or distributions in kind.

We have been organized as a Maryland corporation and have elected to be taxed as a REIT under U.S. federal income tax laws, commencing with our taxable year ended December 31, 2021.

Business Objectives and Investment Strategy

We intend to acquire and manage a diversified portfolio of high-quality net leased properties that generates predictable cash flows and capital appreciation over market cycles. We expect that these properties generally will be net leased to a single tenant. Under a net lease, the tenant typically bears the responsibility for most or all property related expenses such as real estate taxes, insurance, and maintenance costs. We believe this lease structure provides us with stable cash flows over the term of the lease and minimizes the ongoing capital expenditures. We seek to identify properties in submarkets with high barriers to entry for development and where valuation is frequently influenced by local real estate market conditions and tenant needs.

Focus on Real Estate Fundamentals: We have observed that the market for properties with bond type net leased structures, lease terms greater than ten years, and limited rent escalators upon renewal are exposed to many of the same operational and market risks as other net leased properties while providing lower returns due to competition. We believe that focusing on traditional real estate fundamentals allows us to target properties with shorter lease terms, modified net leases or vacancy and thereby may allow us to generate superior returns.

Target Markets with Attractive Characteristics: We plan to concentrate our investment activity in select target markets with the following characteristics: high quality infrastructure, diversified local economies with multiple economic drivers, strong demographics, pro-business local governments and high-quality local labor pools. We believe that these markets offer a higher probability of producing long term rent growth and capital appreciation.

Target Strategic Net Leased Properties: We target properties that offer unique strategic advantages to a tenant or an industry and can therefore be acquired at attractive yields relative to the underlying risk. We look for properties that are difficult or costly to replicate due to a specific location, special zoning, unique physical attributes, below market rents or a significant tenant investment in the facility, all of which contribute to a higher probability of tenant renewals. Examples of specialized properties include our Pratt & Whitney manufacturing facility located in Huntsville, Alabama whose specialized equipment is unique to such a facility and the GSA (US Navy) occupied building in Norfolk, Virginia due to the tenant’s buildout for IT and security. We target properties if we believe they are critical to the ongoing operations of the tenant and the profitability of its business. We believe that the profitability of the operations and the difficulty in replicating or moving operations reflect the importance of the property to the tenant’s business.

Target Investments that Maximize Growth Potential: We focus on net leased investment properties where, in our view, there is the potential to invest incremental capital to accommodate a tenant’s business, extend lease terms and increase the value of a property. We believe these opportunities can generate attractive returns due to the nature of our relationship with the tenant.

Disciplined Underwriting & Risk Management

We actively manage and regularly review each of our properties for changes in the underlying business, credit of the tenant and market conditions. Before acquiring a property, we review the terms of the management contract to ensure our team is able to maximize cash flow capital appreciation through potential lease renewals and/or potential re-tenanting. Additionally, we monitor any required capital improvements that would lead to increased rental income or capital appreciation over time. We focus on active management with the tenants upon the acquisition of an asset since our experience in the single-tenant, commercial real estate industry indicates that active management and fostering tenant relationships has the potential to positively impact long-term financial outcomes, such as:

•	better communication with corporate level and unit level staff to determine ongoing company and location-specific performance, strategic goals and directives;

•	the ability to hold a tenant accountable for property maintenance during occupancy in order to reduce the probability of future deferred maintenance expenses; and

•	the ability to develop relationships with tenants as an active participant in their occupancy which can lead to better communication during times of potential negotiations.

Underwriting Process

Our extensive underwriting process evaluates key fundamental value drivers that we believe will attract long-term tenants and result in property appreciation over time. This comprehensive pre-ownership analysis led by our CEO (David Sobelman, who has over 15 years in different capacities within the net lease commercial real estate investment market) helps us to assess location level performance, including the possible longevity of tenant occupancy throughout the primary lease term and option periods.

We assess target markets and properties using an extensive underwriting and evaluation process, including:

•	offering materials review;

•	property and tenant lease information;

•	in depth conversations with offering agent, local brokers and property management companies;

•	thorough credit underwriting of the tenant;

•	review of tenant’s historical performance in the specific market and their nationwide trend to determine potential longevity of the asset and tenant’s business model;

•	market real estate dynamics, including macroeconomic market data and market rents for potential rental rate changes after initial lease term;

•	evaluation of business trends for local real estate demand specifics and competing business locations;

•	review of asset level financial performance;

•	pre-acquisition discussions with the asset manager to confirm property specific reserve amounts and potential future capital expenditures;

•	review of property’s physical condition and related systems; and

•	financial modeling to determine our preliminary baseline pricing.

Specific acquisition criteria may include, but is not limited to, the following:

•	properties with existing, long-term leases of approximately seven years or greater;

•	premier locations and facilities with multiple alternative uses;

•	sustainable rents specific to a tenants’ location that may be at or below market rents;

•	investment grade or strong credit tenant;

•	properties not subject to long-term management contracts with management companies;

•	opportunities to expand the tenants’ building and/or implement value-added operational improvements; and

•	population density and strong demand growth characteristics supported by favorable demographic indicators.

Competitive Strengths

We expect the following factors will benefit the Company as we implement our business strategy:

•

Focused Property Investment Strategy. We have invested and intend to invest primarily in assets that are geographically located in prime markets throughout the United States, with an emphasis on densely populated submarkets, where we believe there are greater barriers to entry for the development of new net lease properties.

•

Experienced Board of Directors. We believe that we have a seasoned and experienced board of directors that will help us achieve our investment objectives. In combination, our directors have approximately 110 years of experience in the real estate industry.

•

Real Estate Industry Leadership and Networking. We are led by our Chairman, President and Chief Executive Officer, David Sobelman. He founded the Company after serving in different capacities within the net lease commercial real estate market. Mr. Sobelman has held various roles within the single tenant, net lease commercial real estate investment market over the past 18 years, including investor, asset manager, broker, owner, analyst and advisor. Mr. Sobelman started his real estate career in 2003 as a real estate analyst and ultimately emerged into a Managing Partner of a solely focused, triple net lease commercial real estate firm. He has procured or overseen numerous transactions that ranged from small, private investments to portfolio transactions with individual aggregate values of approximately $69 million. Additionally, Mr. Sobelman considers himself a pioneer in implementing hands-on management of net leased properties in order to potentially maintain or increase the value of any one asset. He has overseen or actively participated in single tenant real estate management since 2010.

•

Established and Developing Relationships with Real Estate Financing Sources. We believe our existing relationships with institutional sources of debt financing could provide us with attractive and competitive debt financing options as we grow our property portfolio and provide us the opportunity to refinance our existing indebtedness.

•

Existing Acquisition Pipeline. We believe our extensive network of long-standing relationships will provide us with access to a pipeline of acquisition opportunities that will enable us to identify and capitalize on what we believe are attractive acquisition opportunities for our leasing efforts.

•

Growth-Oriented, Flexible and Conservative Capital Structure. With the completion of this offering, we believe our capital structure will provide us with an advantage over many of our private and public competitors. Upon completion of this offering, we will have no legacy balance sheet issues and limited near-term maturities, which will allow management to focus on business and growth strategies rather than balance sheet repair.

Financing Strategies

Our long-term goal is to maintain a lower-leveraged capital structure and lower outstanding principal amount of our consolidated indebtedness. Initially, we intend to target aggregate borrowings equal to approximately 50% or less of our total assets after we have invested the proceeds of this offering. Individual assets may be more highly leveraged. Over time, we intend to reduce our debt positions through financing our long-term growth with equity issuances and some debt financing having staggered maturities. Our debt may include mortgage debt secured by our properties and unsecured debt. Over a long-term period, we intend to maintain lower levels of debt encumbering the Company, its assets and/or the portfolio.

Our Current Portfolio

The following are characteristics of our properties as of September 30, 2022 (excluding our Tenant in Common Property unless otherwise noted):

•

Creditworthy Tenants. Approximately 85% of our portfolio’s annualized base rent (“ABR”) as of September 30, 2022 was derived from tenants that have (or whose parent company has) an investment grade credit rating from a recognized credit rating agency of “BBB-” or better. Our largest tenants are the General Service Administration, PRA Holdings, Inc., Pratt and Whitney, and Kohl’s, all who have an ‘BB+’ credit rating or better from S&P Global Ratings and contributed approximately 66% of our portfolio’s annualized base rent.

•	100% Occupied. Our portfolio is 100% leased and occupied.

•

Contractual Rent Growth. Approximately 92% of the leases in our current portfolio (based on ABR as of September 30, 2022) provide for increases in contractual base rent during future years of the current term or during the lease extension periods.

•	Average Effective Annual Rental per Square Foot. Average effective annual rental per square foot is $15.70.

Given the nature of our leases, our tenants either pay the realty taxes directly or reimburse us for such costs. We believe all of our properties are adequately covered by insurance.

The table below presents an overview of the twelve properties in our portfolio as of September 30, 2022:

Property Type	Location	Rentable Square Feet	Tenant	S&P Credit Rating (1)	Remaining Term (Yrs)	Options (Number x Yrs)	Contractual Rent Escalations	ABR (2)	ABR per Sq. Ft.
Retail	Washington, D.C.	3,000	7-Eleven Corporation	A	3.5	2 x 5	Yes	$129,804	$43.27
Retail	Tampa, FL	2,200	Starbucks Corporation	BBB+	5.4	4 x 5	Yes	182,500	$82.95
Industrial	Huntsville, AL	59,091	Pratt & Whitney Automation-Navy Inc.(6)	A-	6.3	2 x 5	Yes	684,996	$11.59
Office	Norfolk, VA	49,902	General Services Administration-Navy	AA+	6.0	N/A	Yes	926,923	$18.57
Office	Norfolk, VA	22,247	Maersk Shipping	BBB	0.3	1 x 5(5)	N/A	386,795	$17.39
Office	Norfolk, VA	34,847	PRA Holdings, Inc.(3)	BB+	4.9	1 x 5	Yes	765,136	$21.96
Retail	Tampa, FL	3,500	Sherwin Williams Company	BBB	5.8	5 x 5	Yes	120,750	$34.50
Office	Manteo, NC	7,543	General Services Administration-FBI	AA+	6.4	1 x 5	Yes	161,346	$21.39
Office	Plant City, FL	7,826	Irby Construction	BBB-	2.3	2 x 5	Yes	160,437	$20.50
Retail	Grand Junction, CO	30,701	Best Buy Co., Inc.	BBB+	4.5	1 x 5	Yes	353,061	$11.50
Medical-Retail	Chicago, IL	10,947	Fresenius Medical Care Holdings, Inc.	BBB-	4.1	2 x 5	Yes	224,414	$20.50
Retail	Tampa, FL	2,642	Starbucks Corporation	BBB+	4.4	2 x 5	Yes	148,216	$56.10
Retail	Tucson, AZ	88,408	Kohl’s Corporation	BB+	7.3	7 x 5	Yes	823,963	$9.32

Consolidated Properties		322,854						$5,068,341	$15.70
Retail(4)	Rockford, IL	15,288	La-Z-Boy Inc.	NR	5.1	4 x 5	Yes	360,100	$23.55

All Properties		338,142						$5,428,441	$16.05

(1)	Tenant, or tenant parent, rated entity.
(2)	Annualized cash rental income in place as of September 30, 2022. Our leases do not include tenant concessions or abatements.
(3)	Tenant has the right to terminate the lease on August 31, 2024 subject to certain conditions.
(4)	Our pro-rata share is 50% of the tenant in common investment.
(5)	Tenant did not exercise the renewal option as of the required exercise date of April 1, 2022.
(6)	Tenant has the right to terminate the lease on January 31, 2024 subject to certain conditions.

As of September 30, 2022, we own the following twelve assets (excluding our Tenant in Common property):

•	A single tenant retail condo (approximately 3,000 square feet) located at 3707-3711 14th Street, NW, Washington, D.C. that is leased to 7-Eleven Corporation.

•	A single tenant retail stand-alone property (approximately 2,200 square feet) located in Tampa, Florida with a corporate Starbucks Coffee as the tenant.

•	A single tenant industrial building (approximately 59,100 square feet) located in Huntsville, AL leased to the Pratt & Whitney Automation, Inc.

•

A two-tenant office building (approximately 72,100 square feet) in Norfolk, Virginia occupied by the United States General Services Administration and Maersk Line, Limited, an international shipping company, as tenants.

•	A single tenant office building (approximately 34,800 square feet) in Norfolk, Virginia that is leased to PRA Holdings Inc.

•	A single tenant retail building (approximately 3,500 square feet) leased to The Sherwin-Williams Company and located in Tampa, FL.

•	A single tenant office building (approximately 7,500 square feet) leased to the General Services Administration and located in Manteo, NC.

•	A single tenant office building (approximately 7,800 square feet) leased to Irby Construction Company, a wholly owned subsidiary of Quanta Services Inc. and located in Plant City, FL.

•	A single tenant retail building (approximately 30,700 square feet) leased to Best Buy (NYSE: BBY) and located in Boulder Springs, CO.

•	A single tenant medical-retail building (approximately 10,900 square feet) leased to Fresenius Medical Care (NYSE: FMS) located in Chicago, IL.

•	A single tenant retail stand-alone property (approximately 2,600 square feet) located in Tampa, Florida with a corporate Starbucks Coffee (NASDAQ: SBUX) as the tenant.

•

A leasehold interest in a ground lease and corresponding assignment of a single tenant retail stand-alone property (approximately 88,400 square feet) located in Tucson, Arizona with a corporate Kohl’s as the tenant.

We also own a 50% tenancy in common interest in one property:

•	A single tenant retail building (approximately 15,300 square feet) leased to La-Z-Boy Company located in Rockford, IL.

Potential Acquisition Pipeline

We have a network of long-standing relationships with real estate developers, individual and institutional real estate owners, national and regional lenders, brokers, tenants and other market participants. We believe this network will provide us with market intelligence and access to a potential pipeline of attractive acquisition opportunities.

We are continually engaging in internal research as well as informal discussions with various parties regarding our potential interest in potential acquisitions that fall within our target market. As of the date of this prospectus, however, we are not a party to any binding agreement to purchase any additional properties. There is no assurance that any currently available properties will remain available, or that that we will pursue or complete any of these potential acquisitions, at prices acceptable to us or at all, following this offering.

Property and Asset Management Agreements

We manage our properties in-house, except for our Norfolk, Virginia properties.

We previously engaged Colliers International Asset Services to provide property management services to our two properties in Norfolk, Virginia. The agreements provided for us to pay Colliers International Asset Services a management fee equal to 2.5% of the gross collected rent of each of the two properties (inclusive of tenant expense reimbursements) as well as a construction supervision fee for any approved construction. On May 31, 2022, the Company terminated the agreement with Colliers International Asset Services effective June 30, 2022. The Company has since engaged Bevara Building Services for facility management and property management services for the two Norfolk, Virginia properties effective June 15, 2022. The agreements provide for us to pay Bevara Building Services a management fee equal to approximately $54,000 per year as well as a construction supervision fee for any approved construction.

Recent Developments

Commitment Letter

On September 9, 2022, our Operating Partnership amended and restated its Commitment Letters with American Momentum Bank (the “Lender”). Such Commitment Letters consisted of a Commitment Letter, dated October 25, 2021, for a $25 million credit commitment (the “October 2021 Commitment Letter”), and a Commitment Letter, dated May 9, 2022) for an increased credit facility in the amount of $50 million contingent on us raising an additional $25 million or more of capital in the future (the “May 2022 Commitment Letter”). We and the Lender have combined the October 2021 Commitment Letter and May 2022 Commitment Letter into a single Commitment Letter, dated as of September 9, 2022 (the “Revised Commitment Letter”). The Revised Commitment Letter does not materially modify the substantive terms set forth in the October 2021 Commitment Letter and May 2022 Commitment Letter except the Revised Commitment Letter amended the rate index used for borrowing to be a variable rate equal to the 30-day forward-looking term rate based on the secured overnight financing rate published by CME Group, plus a margin of 2.40%, adjusted monthly, subject to a floor interest rate of 3.25% per annum. All other terms under the prior Commitment Letters remained materially the same.

Unit Redemption

On August 9, 2022, we and our Operating Partnership entered a Redemption Agreement (the “Robinson Agreement”) with Thomas E. Robinson (the “Holder”) providing that the Holder’s common units in the Operating Partnership would be redeemed by the Operating Partnership as follows: (i) on or before September 15, 2022, 16,250 of the units would be redeemed for an aggregate of $325,000 in cash and 60,000 of the units would be redeemed in exchange for the issuance of 200,000 shares of our common stock, and (ii) the remaining 129,365 units would be redeemed for $20 per unit in cash in one tranche of 16,250 units on March 15, 2023 and five tranches of 22,623 units each on September 15, 2023, March 15, 2024, June 15, 2024, September 15, 2024, and December 15, 2024. On September 12, 2022, we issued the 200,000 shares of our common stock to the Holder in redemption of 60,000 common units in the Operating Partnership. On September 13, 2022, we paid the Holder $325,000 with cash on hand to redeem 16,250 units per the Robinson Agreement.

REIT Tax Election

During October 2022, we filed our 2021 federal income tax return, on which we elected to be taxed as a REIT for federal income tax purposes beginning with our tax year ended December 31, 2021. As a REIT, we generally will not be subject to federal income taxes on our REIT taxable income that we distribute currently to our shareholders, provided that, on an annual basis, we distribute at least 90% of our REIT taxable income (determined without regard to the deduction for dividends paid and excluding net capital gains) to our stockholders and meet certain other conditions.

Promissory Note

On October 14, 2022, we, through our Operating Partnership, entered into a loan transaction that is evidenced by a secured non-convertible promissory note to Brown Family Enterprises, LLC (“Lender”) for $1.5 million that is due on October 14, 2024, and bears a fixed interest rate of 9%, simple interest. Interest is payable monthly. The loan may be repaid without penalty at any time. The loan is secured by the Operating Partnership’s equity interest in its current direct subsidiaries that hold real estate assets pursuant to the terms of a Security Agreement between the Operating Partnership and Lender.

Corporate Information

We were incorporated in Maryland on June 19, 2015. Our business and registered office is located at 401 East Jackson Street, Suite 3300, Tampa, Florida 33602. Our telephone number is (813) 448-1234 and our website is www.gipreit.com. The information contained in our website is not incorporated by reference in this prospectus.

Distribution Policy

We have elected to be taxed as a real estate investment trust (“REIT”) for federal income tax purposes commencing with our taxable year ended December 31, 2021. We intend to make distributions consistent with our intent to be taxed as a REIT under the Code. We intend to continue to make regular distributions to our shareholders as determined by our Board.

From inception through September 30, 2022, we have distributed approximately $2,363,658 to common stockholders. On June 27, 2022, we announced that our Board of Directors authorized a distribution of $0.054 per share monthly cash distribution for shareholders of record of our common stock as of July 15, 2022, August 15, 2022, and September 15, 2022. July distributions were paid on July 29, 2022, August distributions were paid on August 30, 2022, and September distributions were paid on September 30, 2022. Because we have not yet generated a profit, a portion of our distributions have been made from offering proceeds from our prior capital raise and we may choose to pay distributions in kind. We intend to continue declaring monthly distributions. To be able to pay such dividends, our goal is to generate cash distributions from operating cash flow and proceeds from the sale of properties. However, we cannot provide any assurance as to the amount or timing of future distributions.

REIT Status

We have elected to be taxed as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2021. Our qualification as a REIT will depend upon our ability to meet, on a continuing basis, through actual investment and operating results, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we are organized in conformity with the requirements for qualification as a REIT under the Code and that our manner of operation enabled us to meet the requirements for qualification and taxation as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2021 and continuing thereafter.

As a REIT, we generally are not subject to federal income tax on our REIT taxable income that we distribute currently to our shareholders. Under the Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute each year at least 90% of their taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. If we fail to qualify for taxation as a REIT in any taxable year and do not qualify for certain statutory relief provisions, our income for that year will be taxed at regular corporate rates, and we will be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. Even though we have elected to qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and assets and to federal income and excise taxes on our undistributed income.

Our Organizational Structure

We were formed as a Maryland corporation on June 19, 2015. We are the sole general partner of our Operating Partnership, the subsidiary through which we conduct substantially all of our operations and make substantially all of our investments. We will contribute to our Operating Partnership the net proceeds of this offering as a capital contribution in exchange for additional common units in our Operating Partnership.

Because we conduct substantially all of our operations through the Operating Partnership, we will be considered an Umbrella Partnership Real Estate Investment Trust (“UPREIT”). We use an UPREIT structure because a sale of property directly to a REIT generally is a taxable transaction to the selling property owner. In an UPREIT structure, a seller of a property that desires to defer taxable gain on the sale of its property may transfer the property to the Operating Partnership in exchange for common units in the Operating Partnership and defer taxation of gain until the seller later exchanges its common units in the Operating Partnership on a one-for-one basis for our shares. If our shares are publicly traded at the time of the exchange of units for shares, the former property owner will achieve liquidity for its investment. Using an UPREIT structure may give us an advantage in acquiring desired properties from persons who may not otherwise sell their properties because of unfavorable tax results.

As of November 15, 2022, we own 82.9% of the outstanding common units in the Operating Partnership and outside investors own 17.1%. The following chart shows the structure of the Company as of November 15, 2022:

(1)	Brown Family Enterprises, LLC, owns a redeemable limited liability company interest in GIPNC 201 Etheridge Road, LLC.
(2)	Stephen Brown and Richard Hornstrom each own a redeemable limited liability company interest in GIPFL 702 Tillman Place LLC.
(3)	Richard Hornstrom owns a redeemable limited liability company interest in GIPIL 525 S Perryville Rd, LLC.

Restrictions on Ownership of Our Common Stock

Due to limitations on the concentration of ownership in a REIT imposed by the Code, our charter generally prohibits any person from actually, beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock or more than 9.8% in value of the aggregate outstanding shares of all classes and series of our stock (the “Ownership Limits”).

THE OFFERING

Securities Offered by us:	904,590 Warrant Shares

Description of Warrants:	The Warrants entitle holders to purchase shares of our common stock at an exercise price of $10.00 per share for a period of five years from the date of issuance.

Common Stock Outstanding After this Offering:	3,401,080* shares, assuming exercise of the Warrants in full.

Market for the Common Stock:	Our common stock currently trades on the Nasdaq Capital Market under the symbol “GIPR”.

Use of Proceeds:	We intend to use the net proceeds, if any, from this offering to contribute to our Operating Partnership in exchange for common units of the Operating Partnership. Our Operating Partnership intends to use the net proceeds from this offering to operate our existing portfolio of commercial real estate properties; to acquire additional freestanding, single- or dual-tenant commercial properties, and for general business purposes. We cannot predict if or when we will identify and acquire properties that meet our acquisition criteria so as to permit us to invest the net proceeds of this offering.

Ownership and Transfer Restrictions:	In order for us to qualify as a REIT under the Code, our charter generally prohibits any person from actually, beneficially or constructively owning more than 9.8% in value or number, whichever is more restrictive, of the outstanding shares of our common stock or more than 9.8% in value of the aggregate outstanding shares of all classes and series of our stock. See the section entitled “Description of Securities — Restrictions on Ownership and Transfer.”

Risk Factors:	Investing in our securities involves risks. You should carefully read and consider the information set forth under the heading “Risk Factors” beginning on page 11 and in our Annual Report on Form 10-K for the year ended December 31, 2021, which is incorporated by reference herein, and other information included in, and incorporated by reference into, this prospectus before investing in our securities.

*	The number of shares of our common stock to be outstanding after this offering is based on 2,496,490 shares of common stock outstanding as of November 15, 2022 and excludes as of such date:

•	249,850 warrants to purchase up to 249,850 shares of our common stock at a weighted average exercise price of $15.50 per share;

•	388,596 shares of common stock that can be converted from limited partnership units of Generation Income Properties, L.P. that are outstanding as of November 15, 2022; and

•

491,158 shares of common stock that can be converted from limited partnership units of Generation Income Properties, L.P. that are issuable upon the optional conversion of preferred membership interests in certain of our subsidiaries outstanding as of November 15, 2022.

RISK FACTORS

An investment in our securities involves risks. In addition to other information in this prospectus, you should carefully consider the following risks, as well as the risks and uncertainties set forth under the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 and in our other filings with the SEC, which are incorporated by reference herein, before investing in our securities. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, results of operations and our ability to make cash distributions to our shareholders, which could cause you to lose all or a significant portion of your investment in our securities. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements.

Risks Related To This Offering

We have not generated any profit to date and have incurred losses since inception.

We generated $3.9 million and $3.5 million in rental revenues for the years ended December 31, 2021 and 2020, respectively, and we have cumulative net losses of approximately $7.7 million from inception to September 30, 2022. We may never become profitable and you may lose your entire investment. As of September 30, 2022, we had total cash (unrestricted and restricted) of approximately $2.6 million, properties with a cost basis of $56.9 million and net outstanding mortgage debt with a principal balance of approximately $36.1 million.

Because we have 110.0 million authorized shares of stock, management could issue additional shares, diluting the current shareholders’ equity.

We have 100.0 million authorized shares of common stock and 10.0 million authorized shares of preferred stock, of which only 2,496,490 shares of common stock are currently issued and outstanding as of November 15, 2022. Our management could, without the consent of the existing shareholders, issue substantially more shares of common stock, causing a large dilution in the equity position of our current shareholders. Additionally, large share issuances would generally have a negative impact on the value of our shares, which could cause you to lose a substantial amount, or all, of your investment.

Any additional funding resulting from the sale of our common stock will result in dilution to existing stockholders.

We may have to raise additional capital in order for our business plan to succeed. Our most likely source of additional capital will be through the sale of additional shares of common stock. Such stock issuances will cause stockholders’ interests in the Company to be diluted. Such dilution will negatively affect the value of an investor’s shares.

If we cannot obtain additional capital, our ability to make acquisitions and generate revenue from leased properties will be limited.

Our ability to make acquisitions and generate revenue from leased properties will depend, in large part, upon our ability to raise additional capital. If we are unable to raise additional capital, we may not be able to expand our property portfolio to generate sufficient revenue to pay our operating expenses and make distributions to our stockholders.

In addition, the holders of the redeemable limited liability company interests in our subsidiaries (“Redeemable Non-Controlling Interests”) have the ability to require us to redeem their interests for $10-$20 per unit of the Operating Partnership after 12-24 months but within 49 months after the closing date of the particular property with the exception of the Robison Agreement entered into as discussed above.

Although we have the right to delay the redemption payment for a period of 90 days after exercise, our ability to fund such payments and future acquisitions will depend, in large part, upon our ability to raise additional capital. If we are unable to raise additional capital, we may not be able to pay the redemption price and/or expand our property portfolio to generate sufficient revenue to pay our operating expenses and make distributions to our stockholders.

Further, we have entered into the Revised Commitment Letter that would increase our existing Facility from $25,000,000 to $50,000,000, but only if we complete a capital raise of $25,000,000 or more. If we are unable to complete this offering, our ability to acquire new properties would be negatively impacted because we would lack the equity funding and the expanded debt funding that could be available under the Revised Commitment Letter. If we are unable to access the additional funds under the Revised Commitment Letter, our ability to use our cash flow to fund working capital, acquisitions, capital expenditures and general corporate requirements, and limiting our flexibility in planning for, or reacting to, changes in our business and our industry would be limited.

We can provide no assurance that our securities will continue to meet Nasdaq listing requirements. If we fail to comply with the continuing listing standards of the Nasdaq, our securities could be delisted.

Our shares of common stock are currently listed on the Nasdaq. For our securities to be listed on the Nasdaq, we must meet the current Nasdaq continued listing requirements. If we were unable to meet these requirements, our securities could be delisted from the Nasdaq. Any such delisting of our securities could have an adverse effect on the market price of, and the efficiency of the trading market for, our securities, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and less coverage of us by securities analysts, if any. Also, if in the future we were to determine that we need to seek additional equity capital, it could have an adverse effect on our ability to raise capital in the public or private equity markets.

The stock price of our common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the public offering price.

The market price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the public offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our operating results, funds from operations, cash flows, liquidity or distributions;

•	changes in our earnings estimates or those of analysts;

•	publication of research reports about us or the real estate industry or sector in which we operate;

•	increases in market interest rates that lead purchasers of our shares to demand a higher dividend yield;

•	changes in market valuations of companies similar to us;

•	adverse market reaction to any securities we may issue or additional debt we incur in the future;

•	adverse impacts of the coronavirus on our tenants or the economy in general;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community;

•	high levels of volatility in the credit markets;

•	the realization of any of the other risk factors included herein; and

•	general market and economic conditions, including the Russian invasion of Ukraine.

We may be subject to securities litigation or other litigation, which is expensive and could divert management attention.

Our share price may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. Accordingly, we may be the target of securities related litigation or other similar litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on business, financial condition, results of operations and prospects. Any adverse determination in litigation could also subject us to significant liabilities.

The Warrants are speculative in nature.

The Warrants generally do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends (other than non-cash dividends), but rather merely represent the right to acquire shares of our common stock at a fixed price for a limited period of time. Specifically, holders of the Warrants may exercise their right to acquire the common stock and pay an exercise price of $10.00 per share of common stock, prior to five years from the date of issuance, after which date any unexercised Warrants will expire and have no further value. In addition, any Warrant may be exercised on a cashless basis for 10% of the shares underlying the Warrant if the volume-weighted average trading price of our shares of common stock on Nasdaq is below the then-effective exercise price of the Warrant for 10 consecutive trading days.

Holders of the Warrants will have no rights as a common stockholder until they acquire our common stock.

Until holders of the Warrants acquire shares of our common stock upon exercise of the Warrants, the holders will, with certain limited exceptions, have no rights with respect to shares of our common stock issuable upon exercise of the Warrants. Upon exercise of the Warrants, the holder will be entitled to exercise the rights of a common stockholder as to the security exercised only as to matters for which the record date occurs after the exercise.

Provisions of the Warrants offered by this prospectus could discourage an acquisition of us by a third party.

Certain provisions of the Warrants could make it more difficult or expensive for a third party to acquire us. The Warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the Warrants. These and other provisions of the Warrants could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

The amount of distributions we may pay, if any, is uncertain. We have paid, and may in the future pay, distributions from sources other than our cash flow from operations, including borrowings or offering proceeds, which means we will have less funds available for investments and your overall return may be reduced.

We have paid, and may in the future pay, distributions from sources other than from our cash flow from operations. We intend to fund the payment of regular distributions to our stockholders entirely from cash flow from our operations. However, during the early stages of our operations, and from time to time thereafter, we may not generate sufficient cash flow from operations to fully fund distributions to stockholders. Therefore, particularly in the earlier part of our operations, if we choose to pay a distribution, we may choose to use cash flows from financing activities, which include borrowings (including borrowings secured by our assets), net proceeds of this or a prior offering, or other sources to fund distributions to our stockholders. To the extent we pay distributions from offering proceeds, including this offering, we will have less funds available to invest in income-producing properties and your overall return may be reduced. In addition, we are also required to make dividend payments to the holders of our Redeemable Non-Controlling Interests (either contractually or in connection with any dividend we pay), which further reduces our funds available to invest in income-producing properties. From inception through September 30, 2022, we have distributed approximately $2,363,658 to common stockholders. Because we have not yet generated a profit, distributions have been made from offering proceeds. To the extent that we fund distributions from sources other than cash flows from operations, the value of your investment will decline.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

We will have broad discretion in the application of the net proceeds of this offering, including working capital, possible acquisitions of properties and other general corporate purposes, and we may spend or invest these proceeds in a way with which our stockholders disagree. The failure by our management to apply these funds effectively could adversely affect our business and financial condition. Pending their use, we may invest the net proceeds from offerings in a manner that does not produce income or that loses value. These investments may not yield a favorable return to our investors.

Risks Related to our Common Stock and Structure

We depend on distributions from the Operating Partnership to pay expenses.

We depend on our Operating Partnership and its subsidiaries for cash flow and are effectively structurally subordinated in right of payment to their obligations, including mortgage debt or other obligations on the properties owned. If our subsidiaries were unable to supply us with cash over time, we could be unable to pay expenses as they come due.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us and our business. If no analysts commence coverage of us, or if analysts commence and then cease coverage of us, the trading price for our common stock would be negatively affected. If one or more of the analysts publish inaccurate or unfavorable research about our business, the price for our common stock would likely decline.

USE OF PROCEEDS

If all of the Warrants are exercised in cash at the exercise price of $10.00 per share of common stock, we estimate that we would receive net proceeds of approximately $874,590. We cannot predict when or if these Warrants will be exercised. It is possible that these Warrants may expire and may never be exercised. Additionally, the Warrants contain a cashless exercise provision that permit exercise of Warrants on a cashless basis at any time where there is no effective registration statement under the Securities Act of 1933, as amended, covering the issuance of the underlying shares, or Warrants may be exercised on a cashless basis for 10% of the shares underlying the Warrant if the volume-weighted average trading price of our shares of common stock on Nasdaq is below the then-effective exercise price of the Warrant for 10 consecutive trading days.

We will contribute the net proceeds of this offering to our Operating Partnership as a capital contribution in exchange for additional common units in our Operating Partnership. Our Operating Partnership intends to use the net proceeds from this offering to operate our existing portfolio of commercial real estate properties and for general business purposes and working capital.

We intend to continue to make regular monthly cash distributions to our stockholders out of our cash available for distribution. Generally, our policy is to pay distributions from cash flow from operations. However, our distributions may be paid from sources other than cash flows from operations and could be paid from the net proceeds of this offering. Our organizational documents do not restrict us from paying distributions from any source and do not restrict the amount of distributions we may pay from any source, including offering proceeds. Distributions paid from sources other than current or accumulated earnings and profits may constitute a return of capital.

Prior to the full investment of the net proceeds in net lease properties, we intend to invest the net proceeds in interest-bearing short-term investment grade securities or money-market accounts which are consistent with our intention to qualify as a REIT. Such investments may include, for example, government and government agency certificates, certificates of deposit, interest-bearing bank deposits and mortgage loan participations. These short- term investments are expected to provide a lower net return than we will seek to achieve from further investments in net lease properties.

CAPITALIZATION

The following table sets forth our historical combined cash and cash equivalents and capitalization as of September 30, 2022:

•	on an actual basis, and

•	on an as adjusted basis to give effect to the exercise of Warrants.

You should read this table together with our consolidated financial statements and related notes thereto incorporated by reference into this prospectus.

	As of September 30, 2022
	Historical	As Adjusted
Cash and cash equivalents	$2,587,669	$11,603,569

Debt:
Mortgage loans, net of unamortized discount of $734,477	35,364,605	35,364,605
Other payable – related party	2,587,300	2,587,300
Total Debt	37,951,905	37,951,905
Redeemable Non-Controlling Interest	5,773,636	5,773,636
Equity:
Common Stock, $0.01 par value per share; 100,000,000 shares authorized, actual; 2,489,282 shares issued and outstanding, actual; 100,000,000 shares authorized, 3,393,872 shares issued and outstanding, as adjusted	24,892	33,938
Additional paid-in capital	19,506,770	28,513,624
Accumulated deficit	(7,664,430)	(7,664,430)
Total Generation Income Properties, Inc. stockholders’ equity	11,867,232	20,883,132
Non-Controlling Interest	451,669	451,669
Total Capitalization	$56,044,442	$65,060,342

(1)

The outstanding number of shares on an as adjusted basis includes (1) 2,489,282 shares of common stock issued and outstanding as of September 30, 2022 and (2) 904,590 shares of common stock issued in this offering. The number of shares issued and outstanding does not include (a) 388,596 shares of common stock that can be converted from limited partnership units of Generation Income Properties, L.P. that are outstanding as of September 30, 2022, (b) 368,589 shares of common stock that can be converted from limited partnership units of Generation Income Properties, L.P. that are issuable upon the optional conversion of preferred membership interests in certain of our subsidiaries outstanding as of September 30, 2022 into limited partnership units at a 15% discount of the average 30-day stock price of Generation Income Properties, Inc. as of September 30, 2022, or (c) 249,850 warrants to purchase up to 249,850 shares of our common stock at a weighted average exercise price of $15.50 per share.

OUR DISTRIBUTION POLICY

We intend to operate in a manner that will allow us to qualify as a REIT for federal income tax purposes. The U.S. federal income tax laws require that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains, and that it pay tax at U.S. federal corporate income tax rates to the extent that it annually distributes less than 100% of its REIT taxable income, determined without regard to the dividends paid deduction and including any net capital gains. In addition, a REIT will be required to pay a 4% nondeductible excise tax on the amount, if any, by which the distributions it makes in a calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income, and 100% of its undistributed income from prior years. For more information, see “Material U.S. Federal Income Tax Considerations.”

Although we anticipate continuing to make monthly distributions to our stockholders over time, our board of directors has the sole discretion to determine the timing and amount of any distributions to our stockholders. As such, we cannot provide any assurance as to the amount or timing of future distributions.

If our operations do not generate sufficient cash flow to enable us to pay our intended or required distributions, we may be required either to fund distributions from working capital, borrowings, proceeds from the sale of equity securities or to reduce the amount of such distributions. Because we have not yet generated a profit, distributions to date have been made from offering proceeds. To be able to pay such dividends, our goal is to generate cash distributions from operating cash flow and proceeds from the sale of properties. However, until we generate sufficient cash flows, we expect our distributions will be from a combination of operating cash flows and offering proceeds.

Distributions made by us will be authorized and determined by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law and other factors described below. We cannot assure you that our distributions will be made or sustained or that our board of directors will not change our distribution policy in the future. Any distributions that we pay in the future will depend upon our actual results of operations, economic conditions, debt service requirements, capital expenditures and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including our revenue, operating expenses, interest expense and unanticipated expenditures. With the proceeds from this offering, we do not currently expect that our regular monthly dividends will change materially from the dividends paid beginning in October 2021. For more information regarding risk factors that could materially adversely affect our actual results of operations, see “Risk Factors” in this prospectus and our Annual Report on Form 10-K for the year ended December 31, 2021 and in our other filings with the SEC, which are incorporated by reference herein.

From inception through September 30, 2022, we have distributed approximately $2,363,658 to common stockholders. The following is a summary of distributions to common stockholders declared per share for the years ended December 31, 2020 and 2021 and for the period from January 1, 2022 through September 30, 2022:

Board of Directors Authorized Date	Record Date	Per Share Cash Dividend to Common Shareholders	Total Dividends Paid
January 31, 2020	February 28, 2020	$0.35	$105,101
June 23, 2020	July 2, 2020	$0.35	$105,084
October 30, 2020	November 17, 2020	$0.35	$123,171
February 26, 2021	March 15, 2021	$0.325	$114,373
August 25, 2021	August 31, 2021	$0.325	$116,306
October 5, 2021	October 15, 2021	$0.054	$109,235
October 5, 2021	November 15, 2021	$0.054	$110,216
October 5, 2021	December 15, 2021	$0.054	$110,184
December 10, 2021	January 15, 2022	$0.054	$110,814
December 10, 2021	February 15, 2022	$0.054	$111,264
December 10, 2021	March 15, 2022	$0.054	$112,721
March 15, 2022	April 15, 2022	$0.054	$121,449
March 15, 2022	May 15, 2022	$0.054	$114,778
March 15, 2022	June 15, 2022	$0.054	$107,027
June 27, 2022	July 15, 2022	$0.054	$130,573
June 27, 2022	August 15, 2022	$0.054	$122,222
June 27, 2022	September 15, 2022	$0.054	$133,970

JUMPSTART OUR BUSINESS STARTUPS ACT

In April 2012, the Jumpstart Our Business Startups Act (“JOBS Act”) was enacted into law. The JOBS Act provides, among other things, exemptions for emerging growth companies from certain financial disclosure and governance requirements for up to five years.

In general, under the JOBS Act a company is an emerging growth company if its initial public offering (“IPO”) of common equity securities was effected after December 8, 2011 and the company had less than $1.235 billion of total annual gross revenues during its last completed fiscal year. We currently qualify as an emerging growth company, but will no longer qualify after the earliest of:

•	the last day of the fiscal year during which we have annual total gross revenues of $1.235 billion or more;

•	December 31, 2026;

•	the date on which we issue more than $1 billion in non-convertible debt securities during a previous three-year period; or

•	the date on which we become a large accelerated filer, which generally is a company with a public float of at least $700 million (Exchange Act Rule 12b-2).

As an emerging growth company, we are eligible to include audited financial statements required for only two fiscal years and limited executive compensation information.

Pursuant to the relief for emerging growth companies under the JOBS Act, our independent registered public accounting firm is not required to file an attestation report on our internal controls over financial reporting and is exempt from the mandatory auditor rotation rules.

In addition, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standard. The decision by companies to “opt out” of the extended transition period for complying with new or revised accounting standards is irrevocable. We are not electing to opt out of the JOBS Act extended accounting transition period. We intend to take advantage of the extended transition period provided under the JOBS Act for complying with new or revised accounting standards.

To the extent we take advantage of the reduced disclosure requirements afforded by the JOBS Act, investors may be less likely to invest in us or may view our shares as a riskier investment than a similarly situated company that does not take advantage of these provisions.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our investment policies and our policies with respect to certain other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our Board, without a vote of our shareholders. Any change to any of these policies by our Board, however, would be made only after a thorough review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, our Board believes that it is advisable to do so in our and our shareholders’ best interests. We cannot assure you that our investment objectives will be attained.

Investments in Real Estate or Interests in Real Estate

We invest principally in freestanding, single-tenant retail, office and industrial properties located primarily in major U.S. cities, with an emphasis on densely populated submarkets. We conduct substantially all of our investment activities through our Operating Partnership and its subsidiaries. Our primary investment objectives are to enhance shareholder value over time by generating strong returns on invested capital, consistently paying attractive distributions to our shareholders and achieving long-term appreciation in the value of our retail, office and industrial properties.

There are no limitations on the amount or percentage of our total assets that may be invested in any one property or on the number or amount of mortgages that may be places on any single piece of property. Additionally, no limits have been set on the concentration of investments in any one location or facility type.

Investments in Mortgages, Structured Financings and Other Lending Policies

We have no current intention of investing in loans secured by properties or making loans to persons other than in connection with the acquisition of mortgage loans through which we expect to achieve equity ownership of the underlying property in the near-term.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Generally speaking, we do not expect to engage in any significant investment activities with other entities, although we may consider joint venture investments with other investors. We may also invest in the securities of other issuers in connection with acquisitions of indirect interests in properties (normally general or limited partnership interests in special purpose partnerships owning properties). We may in the future acquire some, all or substantially all of the securities or assets of REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. However, we do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will require us to register as an “investment company” under the Investment Company Act, and we intend to divest securities before any registration under the Investment Company Act would be required.

We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

Disposition Policy

Generally, we do not intend to engage in the purchase and sale, or turnover, of investments. Although we have no current plans to dispose of any of the commercial properties we acquire, we will consider doing so, subject to REIT qualification and prohibited transaction rules under the Code, if our management determines that a sale of a property would be in our interests based on the price being offered for the property, the operating performance of the property, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale. See “Risk Factors — Risks Related to Our Business and Properties” in our Annual Report on Form 10-K for the year ended December 31, 2021 which is incorporated by reference into this prospectus.

We have not disposed of any properties acquired since our inception, except for one property located in Cocoa, Florida, which we sold on August 31, 2021.

Financing Policies

Our long-term goal is to maintain a lower-leverage capital structure and we intend to limit the sum of the outstanding principal amount of any consolidated indebtedness and the liquidation preference of any outstanding preferred shares once we have built a substantial portfolio of assets. To date, financing decisions have been made based on capital available to us and we expect to continue in such manner until we raise sufficient funds. Our Board will periodically review the sum of our outstanding principal amount of any consolidated indebtedness and the liquidation preference of any outstanding preferred shares and may modify or eliminate any of our restrictions without the approval of our shareholders.

In seeking to obtain credit facilities in the future we consider factors as we deem relevant, including interest rate pricing, recurring fees, flexibility of funding, security required, maturity, restrictions on prepayment and refinancing and restrictions impacting our daily operations. There can be no assurance that we will be able to obtain future credit facilities on favorable terms or at all.

We consider a number of factors when evaluating our level of indebtedness and making financial decisions, including, among others, the following:

•	the interest rate of the proposed financing;

•	the extent to which the financing impacts the flexibility with which we asset manage our properties;

•	prepayment penalties and restrictions on refinancing;

•	the purchase price of properties we acquire with debt financing;

•	our long-term objectives with respect to the financing;

•	our target investment returns;

•	the ability of particular properties, and our company as a whole, to generate cash flow sufficient to cover expected debt service payments;

•	overall level of consolidated indebtedness;

•	timing of debt maturities;

•	provisions that require recourse and cross-collateralization;

•	corporate credit ratios, including debt service or fixed charge coverage, debt to EBITDA, debt to total market capitalization and debt to undepreciated assets; and

•	the overall ratio of fixed- and variable-rate debt.

Equity Capital Policies

Subject to applicable law, our Board has the authority, without further shareholder approval, to issue additional common stock and preferred shares or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property. Existing shareholders will have no preemptive right to additional shares issued in any offering, and any offering might dilute the ownership of our current investors. We may in the future issue common stock in connection with acquisitions. We also may issue common units in our Operating Partnership in exchange for acquiring property.

Our Board may authorize the issuance of preferred shares with terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control of the Company that might involve a premium price for holders of our common stock or otherwise might be in their best interests. Additionally, preferred shares could have distribution, voting, liquidation and other rights and preferences that are senior to those of our common stock.

We may, under certain circumstances, purchase common or preferred shares in the open market or in private transactions with our shareholders, if those purchases are approved by our Board. Our Board has no present intention of causing us to repurchase any shares, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT. We do not currently have a share purchase plan.

In the future, we may institute a dividend reinvestment plan (“DRIP”), which would allow our shareholders to acquire additional common stock by automatically reinvesting their cash dividends. Shareholders who do not participate in the plan will continue to receive cash distributions as declared.

Communications with Investors

We anticipate that we will provide stockholders with periodic updates on the performance of their investment with us including:

•	an annual report to shareholders, including financial statements certified by independent public accountants in accordance with SEC rules;

•	quarterly and current event reports as required by SEC rules; and

•	an annual IRS Form 1099.

DESCRIPTION OF SECURITIES

The following summary of certain provisions of our securities does not purport to be complete and is subject to and is qualified in its entirety by our articles of incorporation and bylaws. This description is only a summary. For more detailed information, you should refer to the exhibits to the registration statement. See “Where You Can Find More Information.”

General

Our articles of incorporation provide that we may issue up to 100,000,000 shares of common stock, $0.01 par value per share and 10,000,000 shares of preferred stock, $0.01 par value per share. Our articles of incorporation authorizes our Board to amend our articles of incorporation to increase or decrease the aggregate number of authorized shares or the number of shares of any class or series without shareholder approval. As of November 15, 2022, we had 2,496,490 shares of common stock issued and outstanding held by 149 shareholders of record and no preferred stock was issued or outstanding. In addition, we had 249,850 warrants to purchase up to 249,850 shares of our common stock at a weighted average exercise price of $15.50 per share and 904,590 warrants exercisable at $10 per share for 904,590 shares of common stock (or 90,459 shares on a cashless-exercise basis). The warrants are currently exercisable at prices of $10.00-20.00 per share of common stock, subject to adjustment in certain circumstances, and 50,000 will expire in April 2026, 50,000 will expire in November 2027, and the remaining will expire in September 2026. Under Maryland law, shareholders are not personally liable for the obligations of a company solely as a result of their status as shareholders.

Common Stock

All of the common stock offered in this offering will be duly authorized, fully paid and nonassessable. Subject to the preferential rights, if any, of holders of any other class or series of shares of stock and to the provisions of our articles of incorporation regarding the restrictions on ownership and transfer of shares of stock, holders of our common stock are entitled to receive distributions on such shares of stock out of assets legally available therefor if, as and when authorized by our Board and declared by us, and the holders of our common stock are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

Subject to the provisions of our articles of incorporation regarding the restrictions on ownership and transfer of common stock and except as may otherwise be specified in the terms of any class or series of common stock, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors, and, except as provided with respect to any other class or series of shares of stock, the holders of such common stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors, which means that the affirmative vote of shareholders entitled to cast a majority of the votes entitled to be cast in the election of directors can elect all of the directors then standing for election, and the remaining shareholders will not be able to elect any directors.

Holders of common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on ownership and transfer of shares contained in our articles of incorporation and the terms of any other class or series of common stock, all of our common stock will have equal dividend, liquidation and other rights.

Warrants

We are offering 904,590 shares, or the Warrant Shares, of our common stock issuable upon the exercise of the remaining unexercised outstanding Warrants that we issued and sold in September 2021 in our initial public offering of 1,665,000 units, each unit consisting of one share of common stock and one warrant to purchase one share of common stock. The Warrants have an exercise price of $10.00 per share.

The following summary of certain terms and provisions of the Warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant agent agreement between us and the Warrant Agent, and the form of Warrant, both of which are filed as exhibits to the registration statement of which this prospectus is a part. Investors should carefully review the terms and provisions set forth in the warrant agent agreement, including the annexes thereto, and form of Warrant.

Exercisability. The Warrants are exercisable at any time up to the date that is five years after their original issuance. The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the warrant certificate completed and executed as indicated. If we fail to maintain the effectiveness of the registration statement and current prospectus relating to the common stock issuable upon exercise of the Warrants, the holders of the Warrants shall have the right to exercise the Warrants solely via a cashless exercise feature provided for in the Warrants, until such time as there is an effective registration statement and current prospectus.

Exercise Limitation. A holder (together with its affiliates) may not exercise any portion of the Warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.8%) of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Warrants up to 9.8% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants.

Exercise Price. The exercise price per whole share of our common stock purchasable upon the exercise of the Warrants is $10.00 per share of common stock. The Warrants may be exercised at any time up to the date that is five years after their original issuance. The exercise price of the warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distribution of assets, including cash, stock or other property to our stockholders.

Cashless Exercise. If at any time a holder of the Warrants exercises the Warrants and a registration statement registering the issuance of the shares of common stock underlying the Warrants under the Securities Act is not then effective or available (or a prospectus is not available for the resale of shares of common stock underlying the Warrants), then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder shall instead receive upon such exercise (either in whole or in part) only the net number of shares of common stock determined according to a formula set forth in the Warrants. In addition, any Warrant may be exercised on a cashless basis for 10% of the shares underlying the Warrant if the volume-weighted average trading price of our shares of common stock on Nasdaq is below the then-effective exercise price of the Warrant for 10 consecutive trading days. Notwithstanding anything to the contrary, in the event we do not have or maintain an effective registration statement, there are no circumstances that would require us to make any cash payments or net cash settle the Warrants to the holders.

Fractional Shares. No fractional shares of common stock will be issued upon exercise of the Warrants. If, upon exercise of the Warrant, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise and at our option, pay a cash adjustment in respect of such fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share.

Transferability. Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned at the option of the holder without our consent.

Exchange Listing. The Warrants are listed on the Nasdaq Capital Market under the symbol “GIPRW.”

Fundamental Transactions. In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. Except by virtue of such holder’s ownership of shares of our common stock, the holder of a Warrant, with certain limited exceptions (such as the right to receive non-cash dividends), does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Warrant.

Exclusive Forum. All questions concerning the construction, validity, enforcement and interpretation of the Warrants shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. The Warrant provides that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by the Warrant (whether brought against a party hereto or their respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Although this exclusive forum provision applies to federal securities law claims, the Warrant provides that nothing in the Warrant limits or restricts the federal district court in which a holder of a Warrant may bring a claim under the federal securities laws. In addition, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder, and the Securities Act of 1933, as amended, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by such act or the rules and regulations thereunder. Also, a court may find the exclusive forum provisions in the Warrants otherwise unenforceable with respect to one or more specified types of actions or legal proceedings, and in such case, we may incur additional costs associated with resolving such matters in other jurisdictions.

No Appraisal Rights

As permitted by Maryland law, our charter provides that stockholders will not be entitled to exercise appraisal rights unless a majority of our board of directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination.

Power to Reclassify Our Unissued Shares of Stock

Our articles of incorporation authorize our Board to classify and reclassify any unissued common or preferred shares into other classes or series of shares of stock. Prior to the issuance of shares of each class or series, our Board is required by Maryland law and by our articles of incorporation to set, subject to the provisions of our articles of incorporation regarding the restrictions on ownership and transfer of shares of stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, our board could authorize the issuance of common stock or preferred shares that have priority over our common stock as to voting rights, dividends or upon liquidation or with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our shareholders. No preferred shares are presently outstanding, and we have no present plans to issue any preferred shares.

Power to Increase or Decrease Authorized Shares of Stock and Issue Additional Common Stock and Preferred Shares

We believe that the power of our Board to amend our articles of incorporation to increase or decrease the number of authorized shares of stock, to authorize us to issue additional authorized but unissued common stock or preferred shares and to classify or reclassify unissued common stock or preferred shares and thereafter to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our Board does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our shareholders.

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the Code, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our articles of incorporation, subject to certain exceptions, restricts the amount of our shares of stock that a person may beneficially or constructively own. Our articles of incorporation provides that, subject to certain exceptions, no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares of stock.

Our articles of incorporation also prohibits any person from (i) beneficially owning shares of stock to the extent that such beneficial ownership would result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year but otherwise not applying until June 15 of the second year for which we will file tax returns to be taxed as a REIT), (ii) transferring our shares of stock to the extent that such transfer would result in our shares of stock being beneficially owned by less than 100 persons (determined under the principles of Section 856(a)(5) of the Code), (iii) beneficially or constructively owning our shares of stock to the extent such beneficial or constructive ownership would cause us to constructively own ten percent (10%) or more of the ownership interests in a tenant (other than a taxable REIT subsidiary “TRS”) of our real property within the meaning of Section 856(d)(2)(B) of the Code to the extent the income derived by us from such tenant would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code or (iv) beneficially or constructively owning or transferring our shares of stock if such ownership or transfer would otherwise cause us to fail to qualify as a REIT under the Code. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned our shares of stock that resulted in a transfer of shares to a charitable trust, is required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days’ prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our Board determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Our Board, in its sole discretion, may prospectively or retroactively exempt a person from the limits described in the paragraph above and may establish or increase an excepted holder percentage limit for such person. The person seeking an exemption must provide to our Board such representations, covenants and undertakings as our Board may deem appropriate in order to conclude that granting the exemption will not cause us to lose our status as a REIT. Our Board may not grant such an exemption to any person if such exemption would result in our failing to qualify as a REIT. Our Board may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to the Board, in its sole discretion, in order to determine or ensure our status as a REIT.

Our Board has waived the ownership limits for the John Robert Sierra Sr. Revocable Family Trust, who currently owns 125,000 shares of our common stock and currently exercisable warrants to purchase 100,000 shares of our common stock.

Any attempted transfer of our shares of stock which, if effective, would violate any of the restrictions described above will result in the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, except that any transfer that results in the violation of the restriction relating to our shares of stock being beneficially owned by fewer than 100 persons will be void from the time of such purported transfer and the proposed transferee will not acquire any rights in such shares.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our shareholders.

Stock Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company.

OUR OPERATING PARTNERSHIP AND THE PARTNERSHIP AGREEMENT

The following summary of the terms of the agreement of limited partnership of our Operating Partnership does not purport to be complete and is subject to and qualified in its entirety by reference to the Agreement of Limited Partnership of Generation Income Properties, L.P., a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Management

We are the sole general partner of our Operating Partnership, which is organized as a Delaware limited partnership. We conduct substantially all of our operations and make substantially all of our investments through the Operating Partnership. Pursuant to the partnership agreement, we have full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership, including the ability to cause the Operating Partnership to enter into certain major transactions including acquisitions, dispositions, refinancing and selection of lessees, make distributions to partners, and to cause changes in the Operating Partnership’s business activities. Pursuant to the partnership agreement, the limited partners in the Operating Partnership may not remove us as general partner, with or without cause.

Capital Contribution

We will contribute, directly, to our Operating Partnership substantially all of the net proceeds of this offering as a capital contribution in exchange for common units in our Operating Partnership. The partnership agreement provides that if the Operating Partnership requires additional funds at any time in excess of funds available to the Operating Partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to the Operating Partnership on the same terms and conditions as are applicable to our borrowing of such funds.

Under the partnership agreement, we are obligated to contribute the net proceeds of any future offering of shares as additional capital to the Operating Partnership. If we contribute additional capital to the Operating Partnership, we will receive additional common units in the Operating Partnership and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the Operating Partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to the Operating Partnership, we will revalue the property of the Operating Partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value (as determined by us) on the date of the revaluation. The Operating Partnership may issue preferred units, in connection with acquisitions of property or otherwise, which could have priority over common units with respect to distributions from the Operating Partnership, including the common units we own.

Redemption Rights

Pursuant to the partnership agreement, any future limited partners, other than us, will receive redemption rights, which will enable them to cause the Operating Partnership to redeem their common units in exchange for cash or, at our option, common stock on a one-for-one basis. The cash redemption amount per unit is based on the market price of our common stock at the time of redemption. The number of common stock issuable upon redemption of common units held by limited partners may be adjusted upon the occurrence of certain events such as share dividends, share subdivisions or combinations. We expect to fund any cash redemptions out of available cash or borrowings. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common stock to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, common stock in excess of the share ownership limit in our articles of incorporation;

•	result in our common stock being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	result in our being “closely held” within the meaning of Section 856(h) of the Code;

•

cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant (other than a TRS) of ours, the Operating Partnership’s or a subsidiary partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code;

•	cause us to fail to qualify as a REIT under the Code; or

•

cause the acquisition of common stock by such redeeming limited partner to be “integrated” with any other distribution of common stock for purposes of complying with the registration provisions of the Securities Act.

We may, in our sole and absolute discretion, waive any of these restrictions.

As of November 15, 2022, we own 86.5% of the common units in the Operating Partnership and outside investors own 13.5%.

In the future we may issue additional common units in our Operating Partnership in exchange for acquiring net lease properties.

The partnership agreement requires that the Operating Partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with our retained capital gains) and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code.

Distributions

The partnership agreement provides that the Operating Partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the Operating Partnership’s property in connection with the liquidation of the Operating Partnership) at such time and in such amounts as determined by us in our sole discretion, to us and the limited partners in accordance with their respective percentage interests in the Operating Partnership.

Upon liquidation of the Operating Partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

Amendments

In general, we may amend the partnership agreement without the consent of the limited partners. However, any amendment to the partnership agreement that would adversely affect the redemption rights or certain other rights of the limited partners requires the consent of limited partners holding a majority in interest of the common units in our partnership.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material federal income tax considerations that you, as a shareholder, may consider relevant in connection with the acquisition, ownership and disposition of our common stock and our election to be taxed as a REIT. Foley & Lardner LLP has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein is accurate in all material respects. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders that are subject to special treatment under the federal income tax laws, such as:

•	insurance companies;

•	tax-exempt organizations (except to the limited extent discussed in “— Taxation of Tax-Exempt Shareholders” below);

•	financial institutions or broker-dealers;

•	non-U.S. individuals, corporations, estates and trusts (except to the limited extent discussed in “— Taxation of Non-U.S. Shareholders” below);

•	U.S. expatriates;

•	persons who mark-to-market our common stock;

•	subchapter S corporations;

•	U.S. shareholders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies;

•	trusts and estates;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons holding our common stock through a partnership or similar pass-through entity or on behalf of other persons as nominees; and

•	persons holding a 10% or more (by vote or value) beneficial interest in our shares of stock.

This summary assumes that shareholders hold shares as capital assets for federal income tax purposes, which generally means property held for investment.

The statements in this section are based on the current federal income tax laws, all of which are subject to differing interpretations or to change, possibly with retroactive effect. This discussion is for general information purposes only and is not tax advice. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF OUR COMMON STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of Our Company

We have elected to be taxed as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2021. Our qualification as a REIT will depend upon our ability to meet, on a continuing basis, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our stock. We believe that we will be organized and will operate in such a manner as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner. However, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements.

In connection with this offering, Foley & Lardner LLP has rendered an opinion that, commencing with our taxable year ending December 31, 2021, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws, and our proposed method of operations will enable us to satisfy the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws for our taxable year ending December 31, 2021 and subsequent taxable years. Investors should be aware that Foley & Lardner LLP’s opinion is based upon various customary assumptions relating to our organization and operation, is conditioned upon certain representations and covenants made by our management as to factual matters, including representations regarding our organization, the nature of our assets and income and the conduct of our business operations. Foley & Lardner LLP’s opinion is not binding upon the IRS or any court and speaks as of the date issued. In addition, Foley & Lardner LLP’s opinion is based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively.

Moreover, our qualification and taxation as a REIT will depend upon our ability to meet, on a continuing basis, through actual annual and quarterly operating results, certain qualification tests set forth in the U.S. federal income tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that fall within specified categories, the diversity of ownership of our stock and the percentage of our earnings that we distribute. Foley & Lardner LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, no assurance can be given by tax counsel or by us that we will qualify as a REIT for any particular year. Foley & Lardner LLP’s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which could require us to pay an excise or penalty tax (which could be material) in order for us to maintain our REIT qualification. For a discussion of the tax consequences of our failure to qualify as a REIT, see “— Failure to Qualify.”

The sections of the Code and Treasury Regulations relating to qualification, operation and taxation as a REIT are highly technical and complex. The following discussion sets forth on the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions and the related Treasury Regulations and administrative and judicial interpretations thereof.

If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and shareholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

•

We will pay federal income tax on any taxable income, including undistributed net capital gain that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We will pay income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•

If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “— Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

•	the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by

•	a fraction intended to reflect our profitability.

•

If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•

We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the shareholders) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions with a TRS that are not conducted on an arm’s-length basis.

•

In the event of a failure of any of the asset tests, other than a de minimis failure of the 5% asset test or the 10% vote or value test, as described below under “— Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we file a description of each asset that caused such failure with the IRS, and we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest federal income tax rate then applicable to U.S. corporations (currently 21%) on the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•

In the event we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•

If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 5-year period after we acquire the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

Similar rules apply with respect to any built-in gain that exists with respect to our assets on the effective date of our REIT election.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “— Recordkeeping Requirements.”

•	The earnings of our lower-tier entities that are subchapter C corporations, including TRSs, will be subject to federal corporate income tax.

In addition, notwithstanding our status as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, TRSs will be subject to federal, state and local corporate income tax on their taxable income.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more directors or trustees.

2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

5.	At least 100 persons are beneficial owners of its shares or ownership certificates.

6.

Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of the taxable year.

7.

It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to shareholders.

9.	It uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws.

We must meet requirements 1 through 4, 7, and 8 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. As we have made our REIT election for our taxable year ending December 31, 2021, requirements 5 and 6 will apply to us beginning with our 2022 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit-sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

Our articles of incorporation provides restrictions regarding the transfer and ownership of our shares of stock. See “Description of Securities — Restrictions on Ownership and Transfer.” We believe that we will issue sufficient shares of stock with sufficient diversity of ownership as a result of this offering to allow us to satisfy requirements 5 and 6 above. The restrictions in our articles of incorporation are intended, among other things, to assist us in satisfying requirements 5 and 6 above. These restrictions, however, may not ensure that we will be able to satisfy such share ownership requirements in all cases. If we fail to satisfy these share ownership requirements, our qualification as a REIT may terminate.

To monitor compliance with the share ownership requirements, we generally will be required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury Regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information. In addition, we must satisfy all relevant filing and other administrative requirements that must be met to elect and maintain REIT status. We intend to comply with these requirements.

For purposes of requirement 9, we have adopted December 31 as our year end for U.S. federal income tax purposes and thereby satisfy this requirement.

Subsidiary Entities

Qualified REIT Subsidiaries. A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all of the stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships. An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Our proportionate share for purposes of the 10% value test (see “— Asset Tests”) will be based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share will be based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an equity interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements. In the event that a disregarded subsidiary of ours ceases to be wholly-owned – for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours – the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the total value or total voting power of the outstanding securities of another corporation. See “—Gross Income Tests” and “—Asset Tests.”

Taxable REIT Subsidiaries. A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to U.S. federal income tax on its taxable income, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders. A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes dividend income when it receives distributions of earnings from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of its TRSs in determining the parent REIT’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude the parent REIT from doing directly or through pass-through subsidiaries. If dividends are paid to us by one or more domestic TRSs we may own, a portion of the dividends that we distribute to stockholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income tax rates. See “—Taxation of Taxable U.S. Stockholders” and “—Annual Distribution Requirements.”

Gross Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets (other than certain debt instruments of publicly offered REITs); and

•

income derived from the temporary investment of new capital that is attributable to the issuance of our shares of stock other than shares issued pursuant to our distribution reinvestment plan or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Interest and gain on debt instruments issued by publicly offered REITs that are not secured by mortgages on real property or interests in real property are not qualifying income for purposes of the 75% income test.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See “— Foreign Currency Gain” below. The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property

Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	The rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of gross receipts or sales.

•

Neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receive rent, other than a TRS. Under an exception to such related-party tenant rule, rent that we receive from a TRS will qualify as “rents from real property” as long as (i) at least 90% of the leased space in the property is leased to persons other than TRSs and related- party tenants, and (ii) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space.

•

If the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

•

We generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” that is adequately compensated and from which we do not derive revenue. However, we need not provide services through an independent contractor, but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income for the related properties.

Unless we determine that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by us in the taxable year, will not jeopardize our qualification as a REIT, we do not intend to:

•

charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

•

rent any property to a related party tenant, including a TRS, unless the rent from the lease to the TRS would qualify for the special exception from the related party tenant rule applicable to certain leases with a TRS;

•

derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

•	directly perform services considered to be noncustomary or rendered to the occupant of the property.

In order for the rent paid under our leases to constitute “rents from real property,” the leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether our leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

•	the intent of the parties;

•	the form of the agreement; and

•

the degree of control over the property that is retained by the property owner (for example, whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); and the extent to which the property owner retains the risk of loss with respect to the property (for example, whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain with respect to the property.

We currently intend to structure any leases we enter into so that they will qualify as true leases for federal income tax purposes. Our belief is based, in part, on the following facts:

•	we and the lessee intend for our relationship to be that of a lessor and lessee, and such relationship is documented by a lease agreement;

•	the lessee will have the right to exclusive possession and use and quiet enjoyment of the property covered by the lease during the term of the lease;

•

the lessee will bear the cost of, and will be responsible for, day-to-day maintenance and repair of the property other than the cost of certain capital expenditures, and dictate, either directly or through third-party operators that are eligible independent contractors who work for the lessee during the terms of the leases, how the property will be operated and maintained;

•	the lessee generally will bear the costs and expenses of operating the property, including the cost of any inventory used in their operation, during the term of the lease;

•	the lessee will benefit from any savings and bear the burdens of any increases in the costs of operating the property during the term of the lease;

•

in the event of damage or destruction to a property, the lessee will be at economic risk because it will bear the economic burden of the loss in income from operation of the property subject to the right, in certain circumstances, to terminate the lease if the lessor does not restore the property to its prior condition;

•

the lessee generally will indemnify the lessor against all liabilities imposed on the lessor during the term of the lease by reason of: (i) injury to persons or damage to property occurring at the property; (ii) the lessee’s use, management, maintenance or repair of the property; (iii) taxes and assessments in respect of the property that are obligations of the lessees; (iv) any breach of the leases by the lessees, and (v) the nonperformance of contractual obligations of the lessees with respect to the property;

•	the lessee will be obligated to pay, at a minimum, material base rent for the period of use of the property under the lease;

•	the lessee will stand to incur substantial losses or reap substantial gains depending on how successfully it, either directly or through the eligible independent contractors, operates the property;

•

we expect that each lease that we enter into, at the time we enter into it (or at any time that any such lease is subsequently renewed or extended) will enable the applicable lessee to derive a meaningful profit, after expenses and taking into account the risks associated with the lease, from the operation of the property during the term of its lease; and

•	upon termination of each lease, the applicable property will be expected to have a substantial remaining useful life and substantial remaining fair market value.

If our leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that we and our subsidiaries receive from our percentage and other leases may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status.

We expect to enter into sale-leaseback transactions. It is possible that the IRS could take the position that specific sale-leaseback transactions that we treat as true leases are financing arrangements or loans rather than true leases for federal income tax purposes. Recharacterization of a sale-leaseback transaction as a financing arrangement or loan could jeopardize our REIT status.

Interest

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the highest outstanding balance of the loan during a taxable year exceeds the fair market value of the real property on the date of our commitment to make or purchase the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. The failure of a loan to qualify as an obligation secured by a mortgage on real property within the meaning of the REIT rules could adversely affect our ability to qualify as a REIT. The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•

an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

We may, on a select basis, purchase mortgage loans. Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if a loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to acquire the loan, a portion of the interest income from such loan that is not allocable to real property will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test.

We may also, on a select basis, purchase mezzanine loans, which are loans secured by equity interests in a pass-through entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. IRS Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests described below, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, we anticipate that the mezzanine loans we may acquire typically will not meet all of the requirements for reliance on this safe harbor. If we invest in mezzanine loans, we intend to invest in a manner that will enable us to continue to satisfy the gross income and asset tests.

Dividends Received

Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Prohibited Transactions

A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years;

•

the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;

•

either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year, (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year or (4) the REIT satisfies the test in preceding clause (3) by substituting 20% for 10% and either the 3-year average adjusted bases percentage for the taxable year or the 3-year average fair market value percentage for the taxable year does not exceed 10%

•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

•

if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

We generally will attempt to comply with the terms of safe-harbor provision in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provision or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.

Foreclosure Property

Foreclosure property is real property (including interests in real property) and any personal property incident to such real property: (i) that is acquired by a REIT as the result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or on a mortgage loan held by the REIT and secured by the property; (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated; and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 21%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to make an election to treat the related property as foreclosure property.

Foreign Currency Gain

Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interests in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. Because passive foreign exchange gain includes real estate foreign exchange gain, real estate foreign exchange gain is excluded from gross income for purposes of both the 75% and 95% gross income tests. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

Failure to Satisfy Gross Income Tests

We intend to monitor our sources of income, including any non-qualifying income received by us, and manage our assets so as to ensure our compliance with the gross income tests. We cannot assure you, however, that we will be able to satisfy the gross income tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions are available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and

•	following such failure for any taxable year, we file a schedule of the sources of our income in accordance with regulations prescribed by the Secretary of the U.S. Treasury.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “— Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables and, in certain circumstances, foreign currencies;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages loans secured by real property;

•	stock in other REITs; and

•

investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings (other than our distribution reinvestment plan) or public offerings of debt with at least a five-year term.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets, or the 5% asset test.

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities, or the 10% vote or value test.

Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities that are not qualifying assets for purposes of the 75% asset test.

Sixth, not more than 25% of the value of our gross assets may be represented by nonqualified publicly offered REIT debt instruments (i.e., those that are not secured by mortgages on real property or interests in real property).

For purposes of the 5% asset test and the 10% vote or value test, the term “securities” does not include shares in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include “straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into shares, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-”straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•

a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

In addition, the following are not treated as securities for purposes of the 10% value test:

•	Any loan to an individual or an estate;

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant;

•	Any obligation to pay “rents from real property”;

•	Certain securities issued by governmental entities;

•	Any security issued by a REIT;

•

Any debt instrument issued by an entity treated as a partnership for federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and debt securities of the partnership; and

•

Any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above.

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

As described above, we may, on a select basis, invest in mezzanine loans. Although we expect that our investments in mezzanine loans will generally be treated as real estate assets, we anticipate that the mezzanine loans in which we invest will not meet all the requirements of the safe harbor in IRS Revenue Procedure 2003-65. Thus no assurance can be provided that the IRS will not challenge our treatment of mezzanine loans as real estate assets. If we invest in mezzanine loans, we intend to invest in a manner that will enable us to continue to satisfy the asset and gross income test requirements.

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•

the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

In the event that we violate the 5% asset test or the 10% vote or value test described above, we will not lose our REIT qualification if (1) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (2) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT status if we (1) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, (2) we file a description of each asset causing the failure with the IRS and (3) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

We believe that the assets that we will hold will satisfy the foregoing asset test requirements. However, we will not obtain independent appraisals to support our conclusions as to the value of our assets and securities, or the real estate collateral for the mortgage or mezzanine loans that support our investments. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to the sum of:

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income that exceeds a percentage of our income.

We must distribute such dividends in the taxable year to which they relate, or in the following taxable year if either (a) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (b) we declare the distribution in October, November or December of the taxable year, payable to shareholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (a) are taxable to the shareholders in the year in which paid, and the distributions in clause (b) are treated as paid on December 31st of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to satisfy this requirement and give rise to a deduction, such dividends may not be “preferential.” A dividend will not be deemed to be preferential if it is pro rata among all outstanding shares of stock within a given class and any preferences between classes of stock are made pursuant to the terms contained in our organizational documents. Under certain technical rules governing deficiency dividends, we could lose our ability to cure an under-distribution in a year with a subsequent year deficiency dividend if we pay preferential dividends. Preferential dividends potentially include “dividend equivalent redemptions.” Accordingly, we intend to pay dividends pro rata within each class, to abide by the rights and preferences of each class of the company’s shares if there is more than one, and to seek to avoid dividend equivalent redemptions. This limitation regarding preferential distributions will not apply if we qualify as a “publicly offered REIT.” A “publicly offered REIT” includes all public listed REITs and public non-listed REITs that are required to file annual and periodic reports with the SEC under the Exchange Act. Following the closing of this offering, we believe that we will be a “publicly offered REIT.”

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods, we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.

We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or, if possible, pay taxable dividends of our shares of stock or debt securities.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

To avoid a monetary penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding shares of stock. We intend to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure.

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate shareholders might be eligible for the dividends received deduction and shareholders taxed at individual rates may be eligible for the reduced federal income tax rate on such “qualified dividends.” Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we failed to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Shareholders

As used herein, the term “U.S. shareholder” means a holder of our common stock that for U.S. federal income tax purposes is not a tax-exempt organization and is:

•	a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to federal income taxation regardless of its source; or

•

any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you are urged to consult your tax advisor regarding the consequences of the ownership and disposition of our common stock by the partnership.

Taxation of Distributions

As long as we qualify as a REIT, a taxable U.S. shareholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. shareholder will not qualify for the dividends-received deduction generally available to corporations. In addition, dividends paid to a non-corporate U.S. shareholder generally will not qualify for the 20% maximum tax rate for “qualified dividend income.” The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is currently 37%. Through taxable years ending December 31, 2025, the top effective rate applicable to ordinary dividends from REITs is 29.6% (through a 20% deduction for ordinary REIT dividends received that are not “capital gain dividends” or “qualified dividend income,” subject to complex limitations). The 20% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from non-REIT corporations, such as any TRS, and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g. , to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.

A U.S. shareholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. shareholder has held our common stock. We generally will designate our capital gain dividends as either 20% or 25% rate dividends. See “— Capital Gains and Losses.” A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such shareholder, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its shares of stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. shareholder’s common stock. Instead, the distribution will reduce the adjusted basis of such shares of stock. A U.S. shareholder will recognize a gain on a distribution in excess of both our current and accumulated earnings and profits and the U.S. shareholder’s adjusted basis in his or her shares of stock as long-term capital gain, or short-term capital gain if the shares of stock have been held for one year or less, assuming the shares of stock are a capital asset in the hands of the U.S. shareholder. In addition, if we declare a dividend in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such dividend shall be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually distribute such dividend during January of the following calendar year.

Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income, and, therefore, shareholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Taxation of U.S. Shareholders on the Disposition of Common stock

A U.S. shareholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. shareholder has held our common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. shareholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. shareholder’s adjusted tax basis. A shareholder’s adjusted tax basis generally will equal the U.S. shareholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. shareholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. shareholder must treat any loss upon a sale or exchange of common stock held by such shareholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of our common stock may be disallowed if the U.S. shareholder purchases other common stock within 30 days before or after the disposition.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 37%. The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 21%, whether or not classified as long-term capital gain.

With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally will designate whether such a distribution is taxable to our shareholders taxed at individual rates at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Medicare Tax on Unearned Income

High-income individuals, estates and trusts, will be subject to an additional 3.8% tax, which, for individuals, applies to the lesser of (i) “net investment income” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as dividends and gains from sales of stock. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). The IRS has issued a ruling that dividends from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of beneficial interest in the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute UBTI. However, if a tax-exempt shareholder were to finance its acquisition of common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our shares of stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares of stock only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

•

we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares of stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our shares of stock in proportion to their actuarial interests in the pension trust; and

either:

•	one pension trust owns more than 25% of the value of our shares of stock; or

•	a group of pension trusts individually holding more than 10% of the value of our shares of stock collectively owns more than 50% of the value of our shares of stock.

Taxation of Non-U.S. Shareholders

The term “non-U.S. shareholder” means a holder of our common stock that is not a U.S. shareholder or a partnership (or entity treated as a partnership for federal income tax purposes). The rules governing federal income taxation of nonresident alien individuals, foreign corporations, and other foreign shareholders are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on the purchase, ownership and sale of our common stock, including any reporting requirements.

Taxation of REIT Distributions

A distribution to a non-U.S. shareholder that is not attributable to gain from our sale or exchange of a “United States real property interest,” or USRPI, as defined below, that we do not designate as a capital gain dividend or retained capital gain and that we pay out of our current or accumulated earnings and profits will be subject to a 30% withholding tax on the gross amount of the dividend unless an applicable tax treaty reduces or eliminates the tax. If a dividend is “effectively connected income,” or such dividend is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the dividend at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividend, and a non-U.S. shareholder that is a corporation also may be subject to the 30% branch profits tax with respect to that dividend. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either:

•	a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced rate with us; or

•	the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of such distribution will reduce the adjusted basis of such shares of stock. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its common stock, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Act of 1980 (“FIRPTA”). A USRPI includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus will be required to file U.S. federal income tax returns and will be taxed on such a distribution at the normal capital gains rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We will be required to withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder will receive a credit against its tax liability for the amount we withhold.

However, if our common stock are regularly traded on an established securities market in the United States, capital gain distributions on our common stock that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as the non-U.S. shareholder did not own more than 10% of our common stock at any time during the one-year period preceding the distribution. As a result, non-U.S. shareholders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. If our common stock is not regularly traded on an established securities market in the United States or the non-U.S. shareholder owned more than 10% of our common stock at any time during the one-year period preceding the distribution, capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA, as described in the preceding paragraph. Moreover, if a non-U.S. shareholder disposes of our common stock during the 30-day period preceding a dividend payment, and such non-U.S. shareholder (or a person related to such non-U.S. shareholder) acquires or enters into a contract or option to acquire our common stock within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. shareholder, then such non-U.S. shareholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

Taxation of Dispositions of REIT Shares

Non-U.S. shareholders could incur tax under FIRPTA with respect to gain realized upon a disposition of our common stock or if we are a United States real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are United States real property interests, then the REIT will be a United States real property holding corporation. We anticipate that we will be a

United States real property holding corporation based on our investment strategy. However, if we are a United States real property holding corporation, a non-U.S. shareholder generally would not incur tax under FIRPTA on gain from the sale of our common stock if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. shareholders. We cannot assure you that this test will be met. If our common stock is regularly traded on an established securities market, an additional exception to the tax under FIRPTA will be available with respect to our common stock, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. shareholder sells our common stock. Under that exception, the gain from such a sale by such a non-U.S. shareholder will not be subject to tax under FIRPTA if:

•	our common stock is treated as being regularly traded under applicable U.S. Treasury Regulations on an established securities market; and

•	the non-U.S. shareholder owned, actually or constructively, 10% or less of our common stock at all times during a specified testing period.

If the gain on the sale of our common stock were taxed under FIRPTA, a non-U.S. shareholder would be taxed on that gain in the same manner as U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. shareholder generally will incur tax on gain not subject to FIRPTA if:

•

the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain; or

•

the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his or her capital gains.

FATCA Withholding

Under legislation (commonly referred to as “FATCA”), withholding at a rate of 30% will be required on dividends in respect of our common stock received by certain non-U.S. holders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, under FATCA, a U.S. withholding tax at a 30% rate will be imposed, for payment after December 31, 2018, on gross proceeds from the sale of shares of our common stock received by certain non-U.S. holders. If payment of withholding taxes is required, non-U.S. holders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such interest and proceeds will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld. However, under recently released proposed Treasury Regulations, such gross proceeds are not subject to FATCA withholding. In the preamble to these proposed Treasury Regulations, the IRS has stated that taxpayers may generally rely on the proposed treasury Regulations until final Treasury Regulations are issued. Non-U.S. stockholders are encouraged to consult with their tax advisers regarding the possible implications of the FATCA rules on their investment in our common stock.

Information Reporting Requirements and Backup Withholding

We will report to our shareholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at a rate of 24% with respect to distributions unless the holder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. shareholder provided that the non-U.S. shareholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S.

person that is not an exempt recipient. Payments of the net proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. shareholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. shareholder and specified conditions are met or an exemption is otherwise established. Payment of the net proceeds from a disposition by a non-U.S. shareholder of common stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. shareholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the shareholder’s federal income tax liability if certain required information is furnished to the IRS. Shareholders are urged to consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Other Tax Consequences

Tax Aspects of Our Investments in Our Operating Partnership and Subsidiary Partnerships

The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in our Operating Partnership and any subsidiary partnerships or limited liability companies that we form or acquire (each individually a “Partnership” and, collectively, the “Partnerships”). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships. We will include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) for federal income tax purposes. Each Partnership intends to be classified as a partnership for federal income tax purposes, and no Partnership will elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”). Treasury regulations (the “PTP regulations”) provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership is expected to qualify for the private placement exclusion in the foreseeable future.

We have not requested, and do not intend to request, a ruling from the IRS that the Partnerships will be classified as partnerships for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT unless we qualified for certain relief provisions. See “— Gross Income Tests” and “— Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “— Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and their Partners

Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Our Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Any property purchased by our Operating Partnership for cash initially will have an adjusted tax basis equal to its fair market value, resulting in no book-tax difference. Our Operating Partnership has acquired properties by contribution in exchange for interests in our Operating Partnership, which resulted in book-tax differences. Allocations with respect to book-tax differences are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Under certain available methods, the carryover basis of contributed properties in the hands of our Operating Partnership (i) would cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) in the event of a sale of such properties, could cause us to be allocated taxable gain in excess of the economic or book gain allocated to us as a result of such sale, with a corresponding benefit to the contributing partners. An allocation described in (ii) above might cause us to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements and may result in a greater portion of our distributions being taxed as dividends. Our Operating Partnership generally intends to use the “traditional” method for allocating items with respect to which there is a book-tax difference caused by the contribution of properties to our Operating Partnership in exchange for interests.

Any property acquired by our Operating Partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code generally will not apply.

Basis in Partnership Units. Our adjusted tax basis in our common units in our Operating Partnership generally is equal to:

•	the amount of cash and the basis of any other property contributed by us to our Operating Partnership;

•	increased by our allocable share of our Operating Partnership’s income and our allocable share of indebtedness of our Operating Partnership; and

•

reduced, but not below zero, by our allocable share of our Operating Partnership’s loss and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of our Operating Partnership.

If the allocation of our distributive share of our Operating Partnership’s loss would reduce the adjusted tax basis of our common units below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that our Operating Partnership’s distributions, or any decrease in our share of the indebtedness of our Operating Partnership, which is considered a constructive cash distribution to the partners, reduce our adjusted tax basis below zero, such distributions will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Sale of a Partnership’s Property

Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution. Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “— Gross Income Tests.” We do not presently intend to acquire or hold or to allow any partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such partnership’s trade or business.

State, Local and Foreign Taxes

We and you may be subject to taxation by various states, localities and foreign jurisdictions, including those in which we or a shareholder transacts business, owns property or resides. The state, local and foreign tax treatment may differ from the federal income tax treatment described above.

Consequently, you are urged to consult your own tax advisors regarding the effect of state, local and foreign tax laws upon an investment in our common stock.

ERISA CONSIDERATIONS

A fiduciary of a pension, profit sharing, retirement or other employee benefit plan, or plan, subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards under ERISA in the context of the plan’s particular circumstances before authorizing an investment of a portion of such plan’s assets in our common stock. Accordingly, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Code, prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan (“parties in interest” within the meaning of ERISA, “disqualified persons” within the meaning of the Code). Thus, a plan fiduciary considering an investment in our common stock also should consider whether the acquisition or the continued holding of the shares might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption issued by the Department of Labor (the “DOL”). Similar restrictions apply to many governmental and foreign plans which are not subject to ERISA. Thus, those considering investing in the shares on behalf of such a plan should consider whether the acquisition or the continued holding of the shares might violate any such similar restrictions.

The DOL has issued final regulations (the “DOL Regulations”), as to what constitutes assets of an employee benefit plan under ERISA. Under the DOL Regulations, if a plan acquires an equity interest in an entity, which interest is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act, the plan’s assets would include, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under the Exchange Act or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The shares are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

The DOL Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. We expect our common stock to be “widely held” upon completion of this offering.

The DOL Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. We believe that the restrictions imposed under our articles of incorporation on the transfer of our shares are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of the common stock to be “freely transferable.” The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.

Assuming that the common stock will be “widely held” and “freely transferable,” we believe that our common stock will be publicly offered securities for purposes of the DOL Regulations and that our assets will not be deemed to be “plan assets” of any plan that invests in our common stock.

Each holder of our common stock will be deemed to have represented and agreed that its purchase and holding of such common stock (or any interest therein) will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

PLAN OF DISTRIBUTION

In accordance with the terms of the Warrants to purchase the Warrant Shares we are offering in this offering, we will issue such Warrant Shares to the holders upon due exercise of the Warrants. No underwriter or other person has been engaged by us to facilitate the sale of the Warrant Shares we are offering in this offering. We will receive all of the proceeds from any cash exercise of the Warrants. All costs associated with this registration were borne by us.

Each Warrant has an exercise price of $10.00 per share, is exercisable in full and will expire on the fifth anniversary the original issuance date. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price.

If, at the time a holder exercises its Warrants, a registration statement registering the issuance of the shares of common stock underlying the Warrants under the Securities Act of 1933, as amended, is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Warrants.

The Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed above). A holder (together with its affiliates) may not exercise any portion of a Warrant to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. Purchasers of Warrants were also able to elect prior to the issuance of Warrants to have the initial exercise limitation set at 9.99% of our outstanding common stock.

No fractional shares of common stock will be issued upon the exercise of the Warrants. Rather, the number of shares of common stock to be issued will be rounded to the nearest whole number.

LEGAL MATTERS

Certain legal matters in connection with this offering, including the validity of the Securities being offered hereby, will be passed upon for us by Foley & Lardner LLP.

EXPERTS

The audited financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2021 have been so included in reliance on the reports of MaloneBailey LLP, independent registered public accountants, as stated in their reports incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 18, 2022;

•

Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May  16, 2022, for the quarter ended June 30, 2022, filed with the SEC on August 15, 2022, and for the quarter ended September 30, 2022, filed with the SEC on November  14, 2022;

•

Our Current Reports on Form 8-K (excluding information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit)) filed on January  20, 2022, January  27, 2022, March  15, 2022 (amended May  23, 2022), April  4, 2022, April  7, 2022, May  10, 2022 (amended May  12, 2022), May  19, 2022, June 3,  2022, June  27, 2022, September  14, 2022, and October 18, 2022; and

•	Portions of our Definitive Proxy Statement filed with the SEC on April 28, 2022.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus but not delivered with this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from us, at no cost, by writing or telephoning us at: Generation Income Properties, Inc., (813) 225-4122, 401 East Jackson Street, Suite 3300, Tampa, Florida 33602, Attention: Allison Davies.

The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the filing is made. Information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any Current Report on Form 8-K that we file with the SEC, unless we specified in such report, is not incorporated by reference in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-11 with the SEC for the Securities we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make statements in this prospectus as to the contents of our contracts, agreements or other documents, the statements are not necessarily complete and, where that contract, agreement or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the statement relates.

You can read our SEC filings, including the registration statement, free of charge on the SEC’s website, www.sec.gov.

We maintain a website at https://www.gipreit.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be part of this prospectus. We will provide each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide these reports or documents upon oral or written request to Allison Davies at 401 East Jackson Street, Suite 3300, Tampa, Florida 33602 or by calling (813) 225-4122.

INDEX TO FINANCIAL STATEMENTS

Generation Income Properties, Inc.
Pro Forma Consolidated Statement of Operations for the Nine Months Ended September 30, 2022 (Unaudited)	F-3
Pro Forma Statement of Taxable Operating Results and Cash to be Made Available by Operations for the Nine Months Ended September 30, 2022 (Unaudited)	F-4

Overview to Unaudited Pro Forma Consolidated Statements of Operations

The accompanying unaudited pro forma consolidated statements of operations have been derived from our historical consolidated statement of operations. The unaudited pro forma consolidated statements of operations for the nine months ended September 30, 2022 are presented as follows:

•	The Historical column represents the consolidated statements of operations derived from our historical consolidated statement of operations.

•

The Previously Disclosed Acquisition column represents the unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2022 and is presented as if the acquisition of the following was completed on January 1, 2022:

•	On January 14, 2022, the Company acquired a 2,600 square-foot, single-tenant retail property in Tampa, Florida (the “Florida Property”). The Florida Property is 100% leased to Starbucks Corporation.

•

The Pro Forma Adjustments Illinois Property represents the unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2022 and is presented as if the acquisition of the Illinois Property on January 7, 2022 was completed on January 1, 2022.

•

The Pro Forma Adjustments Arizona Property represents the unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2022 and is presented as if the acquisition of the Arizona Property on March 9, 2022 was completed on January 1, 2022.

Pro forma adjustments include only adjustments that give effect to events that are (1) directly attributable to the transaction and (2) factually supportable regardless of whether they have a continuing impact or are nonrecurring.

The following unaudited pro forma consolidated financial statements should be read in conjunction with our historical audited consolidated financial statements as of December 31, 2021, the “Cautionary Note Regarding Forward-Looking Statements” contained in those filings, and the “Risk Factors” sections contained in those filings.

We have based the unaudited pro forma adjustments on available information and assumptions that we believe are reasonable. The following unaudited pro forma consolidated statements of operations are presented for informational purposes only and are not necessarily indicative of what our actual consolidated results of operations would have been for the nine months ended September 30, 2022 assuming the transactions and adjustments reflected therein had been completed on January 1, 2022, and additionally are not indicative of our consolidated future financial condition, results of operations, or cash flows, and should not be viewed as indicative of our future consolidated financial condition, results of operations, or cash flows.

GENERATION INCOME PROPERTIES INC.

Pro Forma Consolidated Statement of Operations

For the Nine Months Ended September 30, 2022

(unaudited)

	Historical	Previously Disclosed Acquisition	Pro Forma Adjustments Illinois Property	Pro Forma Adjustments Arizona Property	Pro Forma
Revenue
Rental income	$4,034,286	$5,828	$5,557	$159,317	$4,204,988
Other income	837	—	—	—	837

	$4,035,123	$5,828	$5,557	$159,317	$4,205,825
Expenses
General, administrative and organizational costs	$1,222,986	$—	$—	$18	$1,223,004
Building expenses	848,373	151	1,285	63,006	912,815
Depreciation and amortization	1,551,079	2,750	3,388	119,452	1,676,669
Interest expense, net	1,088,361	1,643	1,185	24,516	1,115,705
Compensation costs	925,432	—	—	—	925,432

Total expenses	$5,636,231	$4,544	$5,858	$206,992	$5,853,625
Operating income (loss)	(1,601,108)	1,284	(301)	(47,675)	(1,647,800)
Income on investment in tenancy-in-common	23,841	—	—	—	23,841
Dead deal expense	(153,031)	—	—	—	(153,031)
Loss on debt extinguishment	(144,029)	—	—	—	(144,029)

Net Income (loss)	$(1,874,327)	$1,284	$(301)	$(47,675)	$(1,921,019)

Less: Net income attributable to non-controlling interest	386,947	—	—	—	386,947

Net Income (loss) attributable to Generation Income Properties, Inc.	$(2,261,274)	$1,284	$(301)	$(47,675)	$(2,307,966)

Total Weighted Average Shares of Common Stock Outstanding – Basic & Diluted	2,251,522				2,251,522
Basic & Diluted Loss Per Share Attributable to Common Stockholder	$(1.00)				$(1.03)

Pro Forma Statement of Taxable Operating Results and Cash to be Made Available by

Operations for the Nine Months Ended September 30, 2022

(Unaudited)

The following represents an estimate of the taxable operating results and cash to be made available by operations of the Company based upon the unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2022. These estimated results do not purport to represent the results of operations for the Company in the future and were prepared based on the assumptions outlined in the unaudited pro forma consolidated statement of operations, which should be read in conjunction with this statement.

Net loss attributable to common stockholders	(2,307,966)
Net book depreciation and amortization in excess of tax depreciation and amortization	407,502

Estimated taxable operating loss	(1,900,464)
Adjustments:
Depreciation and amortization	1,676,669
Amortization of debt issuance costs	100,751
Amortization of above and below market leases	(94,899)
Restricted stock unit compensation	328,913
Dead deal expense	153,031
Loss on debt extinguishment	144,029
Noncash ground lease expense	67,063
Write off of deferred financing cost	137,522
Equity in earnings on investment in tenancy-in-common	(23,841)
Net book depreciation and amortization in excess of tax depreciation and amortization	(407,502)

Estimated cash to be made available from operations	181,272

GENERATION INCOME PROPERTIES, INC.

904,590 SHARES OF COMMON STOCK

UNDERLYING PREVIOUSLY ISSUED WARRANTS

PROSPECTUS

________, 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses we will incur in connection with the issuance and distribution of the securities to be registered pursuant to this registration statement. All amounts other than the SEC registration fee and FINRA filing fee have been estimated.

SEC registration fee	$–	(1)
Legal fees and expenses	15,000
Accounting fees and expenses	10,000
Miscellaneous	5,000

Total	$30,000

(1)	Previously paid in connection with the registration of the offering and sale of the common units of which the warrants to purchase the shares of our common stock we are offering were a part.

Item 32. Sales to Special Parties.

Not applicable.

Item 33. Recent Sales of Unregistered Securities

The Company has issued the following securities in the past three years that were not registered under the Securities Act:

•	On February 3, 2020, the board of directors granted 2,500 restricted shares to each of its two new independent directors that will vest annually over 36 months.

•	On February 3, 2020, the board of directors granted 6,250 restricted shares to its Chief Financial Officer that will vest annually over 36 months.

•

On November 13, 2020, the Company raised $1,000,000 by issuing 50,000 Units with each Unit being comprised of one share of our common stock and one warrant to purchase one share of our common stock. Each Unit was sold for a price of $20.00 per Unit. The shares of our common stock and common warrants included in the Units, were offered together, but the securities included in the Units are issued separately.

•	On December 11, 2020, the board of directors granted 10,000 restricted shares to its four independent directors effective January 1, 2021 that will vest annually over 36 months.

•	On December 11, 2020, the board of directors granted 4,000 restricted shares to its three employees effective January 1, 2021 that will vest annually over 36 months.

•	On March 16, 2021, the Company issued 2,200 shares of stock to our former chief financial officer as compensation for services.

•	On September 12, 2022, the Company issued 200,000 shares of common stock in redemption of 60,000 common units in the Operating Partnership.

The issuance of the shares above was effected in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 701 thereunder (solely with respect to the grant of restricted shares to officers and directors).

Item 34. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. Nevertheless, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served any predecessor of our company, in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35. Treatment of Proceeds from Stock Being Registered.

None.

Item 36. Financial Statements and Exhibits

(a) The financial statements set forth in the documents that are incorporated by reference as part of the prospectus included in this registration statement are set forth in the section of the prospectus entitled “Incorporation by Reference.”

(b) A list of exhibits filed with this registration statement on Form S-11 is set forth on the Exhibit Index and is incorporated herein by reference.

(c) The filing fee table is furnished as set forth on the Exhibit Index and is incorporated herein by reference.

Item 37. Undertakings

(a) The undersigned registrant hereby further undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned registrant hereby further undertakes to send to each shareholder at least on an annual basis a detailed statement of any transactions with its affiliates or the Operating Partnership and its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to its affiliates or the Operating Partnership and its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

(e) The undersigned undertakes to file a sticker supplement pursuant to Rule 424(c) under the Securities Act during the distribution period describing each significant property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months with the information contained in such amendment provided simultaneously to the existing stockholders. Each sticker supplement will disclose all compensation and fees received by the undersigned’s affiliates in connection with any such acquisition. The post-effective amendment shall include or incorporate by reference audited financial statements meeting the requirements of Rule 8-06 of Regulation S-X that have been filed or should have been filed on Form 8-K for all significant properties acquired during the distribution period.

(f) The Company undertakes to file, after the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 8-06 of Regulation S-X, for each significant property acquired and to provide the information contained in such report to the stockholders at least once each quarter after the distribution period of the offering has ended.

EXHIBIT INDEX

The following exhibits are included in this registration statement on Form S-11 (and are numbered in accordance with Item 601 of Regulation S-K).

Exhibit Number	Exhibit Description

1.1	Form of Underwriting Agreement (incorporated by reference to the Company’s Amendment No. 8 to Registration Statement on Form S-11 filed on July 27, 2021).

3.1	Articles of Amendment and Restatement of Generation Income Properties, Inc., incorporated by reference to Exhibit 2.1 of our Form 1-A/A filed on January 28, 2016

3.1.1	Articles of Amendment to Amended and Restated Articles of Incorporation. (incorporated by reference from Exhibit 2.1 to Form 1-U filed on October 9, 2020.)

3.2	Bylaws of Generation Income Properties, Inc., incorporated by reference to Exhibit 2.2 of our Form 1-A filed on September 16, 2015

4.1	Form of Stock Certificate, incorporated by reference to Exhibit 3.3 of our Form 1-A filed on September 16, 2015

4.2	Amended and Restatement Agreement of Limited Partnership of Generation Income Properties, L.P., incorporated by reference to Exhibit 6.2 of our Form 1-A POS filed on March 29, 2018

4.2.1	First Amendment to Amended and Restated Agreement of Limited Partnership of Generation Income Properties, L.P. (incorporated by reference to the Company’s Amendment No. 5 to Registration Statement on Form S-11 filed on April 12, 2021)

4.2.2	Second Amendment to Amended and Restated Agreement of Limited Partnership of Generation Income Properties, L.P. (incorporated by reference to the Company’s Amendment No. 5 to Registration Statement on Form S-11 filed on April 12, 2021)

4.3	Common Stock Purchase Warrant, dated April 17, 2019. (incorporated by reference from Exhibit 4.6 to the Company’s Amendment No. 5 to Registration Statement on Form S-11 filed on April 12, 2021)

4.4	Common Stock Purchase Warrant dated November 12, 2020 (incorporated by reference to Exhibit 4.7 to the Company’s Amendment No. 5 to Registration Statement on Form S-11 filed on April 12, 2021).

4.5	Representative’s Warrant, dated September 8, 2021 (incorporated by reference from Exhibit 4.1 from Form 8-K filed on September 9, 2021)

4.6	Form of Investor Warrant (incorporated by reference to Exhibit 4.2 from the Company’s Form 8-K filed on September 9, 2021)

4.7	Warrant Agent Agreement, dated September 2, 2021 between the Company and VStock Transfer, LLC (incorporated by reference from Exhibit 4.3 from Form 8-K filed on September 9, 2021)

5.1**	Legal Opinion of Foley & Lardner LLP

8.1**	Tax Matters Opinion of Foley & Lardner LLP

10.1+	Generation Income Properties, Inc. 2020 Omnibus Incentive Plan. (incorporated by reference to Exhibit 10.1 to Company’s Amendment No. 5 to Registration Statement on Form S-11 filed on April 12, 2021)

10.2+	Form of Director Indemnification Agreement (incorporated by reference to Exhibit 10.14 to the Company’s Amendment No. 1 to Registration Statement on Form S-11 filed on February 14, 2020).

Exhibit Number	Exhibit Description

10.3+	Form of Officer Indemnification Agreement (incorporated by reference to Exhibit 10.21 to the Company’s Amendment No. 1 to Registration Statement on Form S-11 filed on February 14, 2020).

10.4+	Form of Officer and Director Indemnification Agreement (incorporated by reference to Exhibit 10.22 to the Company’s Amendment No. 1 to Registration Statement on Form S-11 filed on February 14, 2020).

10.5+	Form of Director and Officer Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.15 to the Company’s Amendment No. 1 to Registration Statement on Form S-11 filed on February 14, 2020).

10.6+	Employment Agreement with David E. Sobelman (incorporated by reference to Exhibit 10.17 of the Company’s Registration Statement on Form S-11 filed on December 26, 2019)

10.7+	Employment Agreement, dated January 24, 2022 (with term effective as of February 28, 2022), between Generation Income Properties, Inc. and Allison Davies (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on January 27, 2022).

10.8	Note, Deed of Trust, Assignment of Leases and Rents, and Related Loan Documents Assignment, Assumption and Modification Agreement dated September 30, 2019 by and among Riverside Crossing, L.C., as original borrower, GIPVA 130 Corporate Blvd, LLC, as new borrower, Newport News Shipbuilding Employees; Credit Union, Inc. DBA BayPort Credit Union, and James B. Mears, as trustee. (incorporated by reference to the Company’s Amendment No. 1 to Registration Statement on Form S-11 filed on February 14, 2020).

10.9	Commercial Loan Agreement dated September 30, 2019, between GIPVA 2510 Walmer Ave, LLC and Newport News Shipbuilding Employees; Credit Union, Inc. DBA BayPort Credit Union. (incorporated by reference to the Company’s Amendment No. 1 to Registration Statement on Form S-11 filed on February 14, 2020).

10.10	Guaranty of Nonrecourse Carveout Liabilities and Obligations dated as of September 30, 2019 made by Generation Income Properties, L.P., Generation Income Properties, Inc. and David E. Sobelman in favor of Newport News Shipbuilding Employees’ Credit Union, Inc. DBA Bayport Credit Union (incorporated by reference to the Company’s Amendment No. 1 to Registration Statement on Form S-11 filed on February 14, 2020).

10.11	Guaranty of Nonrecourse Carveout Liabilities and Obligations dated as of September 30, 2019 made by Generation Income Properties, L.P., Generation Income Properties, Inc. and David E. Sobelman in favor of Newport News Shipbuilding Employees’ Credit Union, Inc. DBA Bayport Credit Union (incorporated by reference to the Company’s Amendment No. 1 to Registration Statement on Form S-11 filed on February 14, 2020).

10.12	Loan Agreement dated as of February 11, 2020 by and among GIPFL 1300 S DALE MABRY, LLC, GIPDC 3707 14TH ST, LLC and GIPAL JV 15091 SW ALABAMA 20, LLC, as borrowers, and DBR Investments Co. Limited (incorporated by reference to Exhibit 10.26 to the Company’s Amendment No. 1 to Registration Statement on Form S-11 filed on February 14, 2020).

10.13	Guaranty of Recourse Obligations dated as of February 11, 2020 made by David Sobelman and Generation Income Properties, L.P. for the benefit of DBR Investments Co. Limited (incorporated by reference to Exhibit 10.27 to the Company’s Amendment No. 1 to Registration Statement on Form S-11 filed on February 14, 2020).

10.14	Commitment for $25 Million Master Credit Facility with American Momentum Bank dated October 26, 2021 (incorporated by reference to Exhibit 10.1 in the Company’s Form 8-K filed on October 27, 2021)

10.15	Contribution Agreement, dated October 11, 2021, between Generation Income Properties, L.P. and LMB Owenton I LLC (incorporated by reference to Exhibit 10.1 in the Company’s Form 8-K filed on January 20, 2022)

10.16	Tenants in Common Agreement dated August 2, 2021 between GIPIL 525 S Perryville RD, LLC and Sunny Ridge MHP, LLC (incorporated by reference to Exhibit 10.44 to the Company’s Amendment No. 9 to Registration Statement on Form S-11 filed on August 18, 2021).

Exhibit Number	Exhibit Description

10.17	Contribution and Subscription Agreement between the Company and Riverside Crossing, L.C. (incorporated by reference to Exhibit 10.28 to the Company’s Amendment No. 5 to Registration Statement on Form S-11 filed on April 12, 2021)

10.17.1	Amendment to Contribution and Subscription Agreement with Riverside Crossing, L.C. (incorporated by reference to Exhibit 10.28.1 to the Company’s Amendment No. 5 to Registration Statement on Form S-11 filed on April 12, 2021)

10.18	Contribution and Subscription Agreement between the Company and Greenwal, L.C. (incorporated by reference to Exhibit 10.29 to the Company’s Amendment No. 5 to Registration Statement on Form S-11 filed on April 12, 2021)

10.18.1	Amendment No. 1 to Contribution and Subscription Agreement with Greenwal, L.C. (incorporated by reference to Exhibit 10.29.1 to the Company’s Amendment No. 5 to Registration Statement on Form S-11 filed on April 12, 2021)

10.18.2	Amendment No. 2 to Contribution and Subscription Agreement with Greenwal, L.C. (incorporated by reference to Exhibit 10.29.2 to the Company’s Amendment No. 5 to Registration Statement on Form S-11 filed on April 12, 2021)

10.19	Tax Protection Agreement between the Company and Riverside Crossing, L.C. dated September 30, 2019 (incorporated by reference to Exhibit 10.37 to the Company’s Amendment No. 6 to Registration Statement on Form S-11 filed on June 17, 2021).

10.20	Tax Protection Agreement between the Company and Greenwal, L.C. dated September 30, 2019. (incorporated by reference to Exhibit 10.38 to the Company’s Amendment No. 6 to Registration Statement on Form S-11 filed on June 17, 2021).

10.21	Contribution and Subscription Agreement, dated October 28, 2020, between Generation Income Properties, L.P. and GIP Fund 1, LLC (incorporated by reference to Exhibit 10.31 to the Company’s Amendment No. 5 to Registration Statement on Form S-11 filed on April 12, 2021)

10.22+	Form of Restricted Stock Award Agreement under 2020 Omnibus Incentive Plan (incorporated by reference from Exhibit 10.22 from the Company’s Annual Report on Form 10-K for the year ended December 31, 2021).

10.23	Purchase and Sale Agreement, dated October 28, 2021, between Generation Income Properties, LP and OREOF19 BR, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022).

10.24	First Amendment to Purchase and Sale Agreement, effective as of December 10, 2021, between Generation Income Properties, LP and OREOF19 BR, LLC (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022).

10.25	Assignment and Assumption of Purchase and Sale Agreement, effective as of December 23, 2021, by and between Generation Income Properties, LP and GIPCO 585 24 1/2 ROAD, LLC (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022).

10.26	Lease Agreement, dated as of February 27, 2006, between OREOF19 BR, LLC, as landlord, and Best Buy Stores, L.P., as tenant, as amended by that certain first amendment to lease, dated May 19, 2021 (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022).

10.27	Guaranty, dated February 27, 2006, by Best Buy Co., Inc. in favor of OREOF BR, LLC (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022).

Exhibit Number	Exhibit Description

10.28	Purchase and Sale Agreement, dated October 27, 2021, between Generation Income Properties, LP and Elliott Bay Healthcare Realty, LLC (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022).

10.29	First Amendment to Purchase and Sale Agreement, dated December 10, 2021, between Generation Income Properties, LP and Elliott Bay Healthcare Realty, LLC (incorporated by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022).

10.30	Assignment and Assumption of Purchase and Sale Agreement, effective as of December 23, 2021, by and between Generation Income Properties, LP and GIPIL 3134 W 76th Street, LLC (incorporated by reference to Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022).

10.31	Second Amendment to Purchase and Sale Agreement, effective as of January 3, 2022, between Elliott Bay Healthcare Realty, LLC and GIPIL 3134 W 76th Street, LLC (incorporated by reference to Exhibit 10.9 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022).

10.32	Lease Agreement, dated as of January 24, 2006, between Elliott Bay Healthcare Realty, LLC, as landlord, and WSKC Dialysis Services, Inc., as tenant, as amended on August 16, 2016, and on November 13, 2020 (incorporated by reference to Exhibit 10.10 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022).

10.33	Assignment and Assumption of Lease, Security Deposit and Guaranty, dated January 7, 2022, by and between Elliott Bay Healthcare Realty, LLC and GIPIL 3134 W 76th Street, LLC (incorporated by reference to Exhibit 10.11 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022).

10.34	Promissory Note, dated December 28, 2021, issued by GIPCO 585 24 1/2 ROAD, LLC, as borrower, in favor of American Momentum Bank, as lender (incorporated by reference to Exhibit 10.12 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022).

10.35	Loan Agreement, dated December 28, 2021, by and between GIPCO 585 24 1/2 ROAD, LLC and American Momentum Bank (incorporated by reference to Exhibit 10.13 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022).

10.36	Absolute Guaranty of Payment and Performance, dated December 28, 2021, by David Sobelman and Generation Income Properties, LP in favor of American Momentum Bank (incorporated by reference to Exhibit 10.14 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022).

10.37	Promissory Note, dated January 7, 2022, issued by GIPIL 3134 W 76th Street, LLC, as borrower, in favor of American Momentum Bank, as lender.

10.38	Loan Agreement, dated January 7, 2022, by and between GIPIL 3134 W 76th Street, LLC and American Momentum Bank (incorporated by reference to Exhibit 10.16 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022).

10.39	Absolute Guaranty of Payment and Performance, dated December 23, 2021, by David Sobelman and Generation Income Properties, LP in favor of American Momentum Bank (incorporated by reference to Exhibit 10.17 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022).

10.40	Loan Agreement, dated April 1, 2022, by and among GIPAZ 199 N Pantano Road, LLC, GIPCO 585 24 0.5 Road, LLC, GIPFL 702 Tillman Place, LLC, GIPFL 10002 N Dale Mabry, LLC, GIPNC 201 Etheridge Road, LLC, and GIPIL 3134 W 76TH Street LLC, as the borrowers, David Sobelman, as guarantor, and Valley National Bank, as lender (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed April 7, 2022).

Exhibit Number	Exhibit Description

10.41	Guaranty of Payment, dated April 1, 2022 by David Sobelman, individually, as guarantor, to Valley National Bank, as lender (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed April 7, 2022).

10.42	Multi-State Fee and Leasehold Mortgage and Security Agreement, dated April 1, 2022, made by among GIPAZ 199 N Pantano Road, LLC, GIPCO 585 24 0.5 Road, LLC, GIPFL 702 Tillman Place, LLC, GIPFL 10002 N Dale Mabry, LLC, GIPNC 201 Etheridge Road, LLC, and GIPIL 3134 W 76TH Street LLC, as mortgagor(s), and Valley National Bank, as mortgagee (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed April 7, 2022).

10.43	Promissory Note, dated April 1, 2022, issued by GIPAZ 199 N Pantano Road, LLC, GIPCO 585 24 0.5 Road, LLC, GIPFL 702 Tillman Place, LLC, GIPFL 10002 N Dale Mabry, LLC, GIPNC 201 Etheridge Road, LLC, and GIPIL 3134 W 76TH Street LLC, as borrowers, in favor of Valley National Bank, as lender (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed April 7, 2022).

10.44	Loan Agreement, dated April 1, 2022, by and among GIPIL 525 S Perryville Rd, LLC, and Sunny Ridge MHP LLC, as borrowers, David Sobelman, individually and as President of Generation Income Properties, Inc., the General Partner of Generation Income Properties, L.P., as guarantor, and Valley National Bank, as lender (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed April 7, 2022).

10.45	Guaranty of Payment, dated April 1, 2022, by David Sobelman, individually and David Sobelman, as President of Generation Income Properties, Inc., the General Partner of Generation Income Properties, L.P., as guarantor, to Valley National Bank, as lender (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed April 7, 2022).

10.46	Mortgage and Security Agreement, dated April 1, 2022, by GIPIL 525 Perryville Rd LLC, and Sunny Ridge MHP LLC, as mortgagors, and Valley National Bank, as mortgagee (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed April 7, 2022).

10.47	Promissory Note, dated April 1, 2022, issued by GIPIL 525 S Perryville Rd, LLC and Sunny Ridge MHP LLC, as borrowers, in favor of Valley National Bank, as lender (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed April 7, 2022).

10.48	Commitment for $50 Million Master Credit Commitment with American Momentum Bank dated May 9, 2022 (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K/A filed on May 12, 2022).

10.49	Purchase and Sale Agreement, dated January 19, 2022, between Generation Income Properties, LP and NSHE Bassett, LLC (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K/A filed on May 23, 2022).

10.50	Assignment and Assumption of Purchase and Sale Agreement, effective as of February 23, 2022, by and between Generation Income Properties, LP and GIPAZ 199 North Pantano Road, LLC (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K/A filed on May 23, 2022).

10.51	Lease Agreement, dated as of January 30, 2003, between Continental 34 Fund Limited Partnership, as landlord, and Kohl’s Department Stores, Inc., as tenant, as amended by that certain first amendment to lease, dated June 10, 2003, as amended by that certain second amendment to lease, dated February 6, 2020 (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K/A filed on May 23, 2022).

10.52	Land Lease Agreement, dated as of January 30, 2003, between October 23rd Group LLC., as landlord, and NSHE Bassett, LLC., as tenant (incorporated by reference to Exhibit 10.4 of the Company’s Form 8-K/A filed on May 23, 2022).

10.53	Assignment and Assumption of Underlying Lease and Security Deposit, dated March 9, 2022, by and between NSHE Bassett, LLC and GIPAZ 199 North Pantano Road, LLC (incorporated by reference to Exhibit 10.5 of the Company’s Form 8-K/A filed on May 23, 2022).

Exhibit Number	Exhibit Description

10.54	Assignment and Assumption of Lease, Security Deposit and Guaranty, dated March 9, 2022, by and between NSHE Bassett, LLC and GIPAZ 199 North Pantano Road, LLC. Guaranty, dated January 30, 2003, by Kohl’s Corporation in favor of NSHE Bassett, LLC (incorporated by reference to Exhibit 10.6 of the Company’s Form 8-K/A filed on May 23, 2022).

10.55	Promissory Note, dated March 9, 2022, issued by GIPAZ 199 North Pantano Road, LLC, as borrower, in favor of American Momentum Bank, as lender (incorporated by reference to Exhibit 10.7 of the Company’s Form 8-K/A filed on May 23, 2022).

10.56	Loan Agreement, dated March 9, 2022, by and between GIPAZ 199 North Pantano Road, LLC and American Momentum Bank (incorporated by reference to Exhibit 10.8 of the Company’s Form 8-K/A filed on May 23, 2022).

10.57	Absolute Guaranty of Payment and Performance, dated March 9, 2022, by David Sobelman and Generation Income Properties, LP in favor of American Momentum Bank (incorporated by reference to Exhibit 10.9 of the Company’s Form 8-K/A filed on May 23, 2022).

10.58	First Amended and Restated Employment Agreement, dated June 23, 2022, between the Company and David Sobelman (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed on June 27, 2022).

10.59	Revised Commitment Letter, dated September 9, 2022 (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed on September 14, 2022).

10.60	Redemption Agreement dated as of August 9, 2022 among the Company, Generation Income Properties, L.P. and Thomas Robinson (incorporated by reference to Exhibit 10.2 of the Company’s Form 10-Q filed on August 15, 2022).

10.61	Promissory Note dated October 14, 2022 between Generation Income Properties, L.P. and Brown Family Enterprises LLC (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed on October 18, 2022).

10.62	Security Agreement dated October 14, 2022 between Generation Income Properties, L.P. and Brown Family Enterprises (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed on October 18, 2022).

21.1	List of Subsidiaries

23.1	Consent of MaloneBailey, LLP

23.2	Consent of Foley & Lardner LLP (included in Exhibits 5.1 and 8.1)

24.1	Power of Attorney (included on signature page to registration statement)

*	To be filed by amendment.
**	Previously filed.
+	Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 29th day of November, 2022.

Generation Income Properties, Inc.

By:	/s/ David Sobelman
David Sobelman President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	CAPACITY	DATE

/s/ David Sobelman David Sobelman	President and Chief Executive Officer (Principal Executive Officer) and Chairman of the Board	November 29, 2022

/s/ Allison Davies Allison Davies	Chief Financial Officer (Principal Financial and Accounting Officer)	November 29, 2022

* Benjamin Adams	Director	November 29, 2022

* Patrick Quilty	Director	November 29, 2022

* Betsy Peck	Director	November 29, 2022

* Stuart Eisenberg	Director	November 29, 2022

*

The undersigned, by signing his or her name hereto, does execute this Post-Effective Amendment No. 2 to the Registration Statement on Form S-11 on behalf of the above-named directors of the registrant pursuant to the Power of Attorney executed by such directors on the signature pages to this registration statement previously filed on February 14, 2020.

By:	/s/ David Sobelman
Name: David Sobelman
Title: Attorney-In-Fact